                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-52867

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+    The information in this preliminary prospectus supplement is not complete +
+                             and may be changed.                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion. Dated April 14, 1999.
           Prospectus Supplement to Prospectus dated October 6, 1998.

                                  $400,000,000

prologis logo

                                 ProLogis Trust

                      $        % Notes due          ,
                      $        % Notes due          ,

                                  -----------

  ProLogis Trust is offering two series of notes that will pay interest on
           and            of each year. The first interest payment will be made
on             , 1999. Unless redeemed earlier, the     % notes will mature on
           ,      and the     % notes will mature on            ,     .

  The notes will be unsecured obligations and will rank equally with each other and with all of ProLogis' other unsecured senior indebtedness.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                 Per          Per
                                                % Note Total % Note    Total
                                                ------ ----- ------ -----------
Initial public offering price..................    %   $        %   $
Underwriting discount..........................    %   $        %   $
Proceeds, before expenses, to ProLogis.........    %   $        %   $

  The initial public offering prices set forth above do not include accrued
interest, if any. Interest on the notes will accrue from April   , 1999 and
must be paid by the purchaser if the notes are delivered after April   , 1999.

                                  -----------

  The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on April   , 1999.

                                  -----------

                   Joint Lead Managers and Joint Bookrunners

Goldman, Sachs & Co.                                           J.P. Morgan & Co.

Chase Securities Inc.
           Merrill Lynch & Co.
                                           NationsBanc Montgomery Securities LLC

                                  -----------

                  Prospectus Supplement dated April   , 1999.

                                PROLOGIS TRUST

General

   ProLogis is a real estate investment trust organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986. ProLogis engages in the acquisition, development, marketing, leasing and long-term ownership of industrial distribution facilities and the development of master-planned distribution parks and corporate distribution facilities for its customers. ProLogis deploys capital in markets that ProLogis believes have excellent long-term growth prospects and where ProLogis believes it can achieve a strong position through the acquisition and development of flexible facilities designed for both warehousing and light manufacturing uses. In addition, ProLogis, through its investments in two companies, has a network of refrigerated distribution facilities operating in North America and Europe. ProLogis is focused exclusively on meeting the needs of international, national, regional and local industrial real estate users for distribution space through the ProLogis Operating System(TM) and believes it has distinguished itself from its competition by being the only entity that combines all of the following:

    (1) An international operating platform dedicated to providing distribution facilities to a targeted customer base of the 1,000 largest users of distribution facilities worldwide, 419 of which are currently ProLogis customers;

    (2) An organizational structure and service delivery system built around the customer--ProLogis believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence in each of its target markets; and

    (3) A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for ProLogis' distribution facilities.

   Taking into account completion of the Meridian merger as discussed below and based upon the real estate assets of ProLogis and Meridian as of February 28, 1999, ProLogis' real estate assets, including assets held by unconsolidated subsidiaries and joint ventures, consisted of approximately
143.5 million square feet of operating distribution facilities and approximately 16.8 million square feet of refrigerated distribution facilities in 94 North American and European markets. In addition, ProLogis had 8.3 million square feet of distribution facilities under development at a total expected investment of $376.4 million. Also, ProLogis owned or controlled approximately 5,100 acres of land for future development of approximately 88.8 million square feet of distribution facilities.

Meridian Merger

   On March 30, 1999 ProLogis completed a merger with Meridian Industrial Trust, Inc., whereby Meridian was merged with and into ProLogis. Meridian was a publicly traded real estate investment trust ("REIT") that owned and leased industrial and refrigerated distribution facilities in the United States. Pursuant to the merger, each share of Meridian common stock was exchanged for
1.10 ProLogis common shares of beneficial interest, par value $0.01 per share ("Common Shares"), plus $2.00 in cash. Meridian had approximately 34.1 million shares of common stock and common stock equivalents outstanding as of March 30, 1999. Additionally, ProLogis assumed Meridian's outstanding liabilities (approximately $613.2 million as of December 31, 1998) and exchanged a new share of ProLogis cumulative redeemable preferred shares with an 8.75% annual dividend rate ($2.1875 per share) for each outstanding share of Meridian Series D preferred stock (aggregate liquidation value of $50 million).

         RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS TO FIXED CHARGES

    The following table sets forth ProLogis' ratio of earnings to fixed charges and ratio of funds from operations to fixed charges for the years indicated:

                                                Year Ended December 31,
                                         --------------------------------------
                                                                          Pro
                                                   Historical            Forma
                                         ------------------------------ -------
                                         1994 1995 1996 1997(1) 1998(2) 1998(2)
                                         ---- ---- ---- ------- ------- -------
   Ratio of Earnings to Fixed
    Charges(3).......................... 3.3  2.0  2.2    1.2     1.9     1.7
   Ratio of Funds from Operations to
    Fixed Charges(4)(5)................. 7.1  3.2  2.8    2.8     2.8     2.7

--------
(1) Earnings for 1997 include a one-time, non-cash charge of $75.4 million associated with the costs incurred in acquiring ProLogis' management companies from an affiliate in September 1997.
(2) Earnings for 1998 include an expense from the mark to market adjustment associated with interest rate protection agreements of $26.1 million on a historical basis and $38.7 million on a pro forma basis.
(3) For purposes of calculating this ratio, earnings represent income from continuing operations in accordance with generally accepted accounting principles ("GAAP") and fixed charges represent interest expense, including amounts capitalized.
(4) Funds from operations is calculated in accordance with the definition in note 4 in "Selected Financial Information" before deductions for interest expense and preferred share dividends.
(5) For purposes of calculating this ratio, fixed charges represent interest expense, excluding amounts capitalized plus preferred share dividends.

                                USE OF PROCEEDS

    ProLogis' estimated net cash proceeds from this offering, after deducting underwriting discounts and estimated expenses, are expected to be $397.0 million. ProLogis intends to use the net proceeds to repay borrowings under its $690.0 million unsecured credit facility and its $25.0 million unsecured line of credit. The $690.0 million credit facility provides for $540.0 million of borrowings under a revolving line of credit and $150.0 million of other short-term borrowings. Borrowings under the $690.0 million credit facility bear interest at the greater of the federal funds rate plus 0.5% (5.31% at April 12, 1999) and prime (7.75% at April 12, 1999) or, at ProLogis' option, LIBOR plus 1.00% (5.9288% at April 12, 1999, which spread over LIBOR is based upon ProLogis' current senior debt rating). The $690.0 million credit facility also provides for a 0.20% per annum facility fee and is scheduled to mature on March 29, 2001. Borrowings on the $25.0 million unsecured line of credit bear interest generally at the overnight money market rate (4.81% at April 12, 1999). At April 12, 1999, $490.0 million in borrowings were outstanding under the $690.0 million credit facility ($340.0 million on the revolving line of credit and $150.0 million of short-term borrowings). At April 12, 1999, there were $14.5 million of borrowings outstanding under the $25.0 million unsecured line of credit. ProLogis funds its current investment and working capital needs with borrowings from its unsecured credit facilities which are subsequently repaid with proceeds from the sales of debt and equity securities. Accordingly, ProLogis expects to make additional borrowings under the credit facilities following this offering.

                                 CAPITALIZATION

    The following table sets forth ProLogis' capitalization as of December 31, 1998 (1) on a historical basis, (2) on a pro forma basis giving effect to (a) acquisitions of facilities in 1998 by both ProLogis and Meridian as if the facilities had been acquired as of January 1, 1998, (b) the fundings under secured financing agreements subsequent to December 31, 1998 as if the fundings had occurred on that date and (c) the Meridian merger, and (3) on an as adjusted pro forma basis to give effect to the facility acquisitions, the secured financing agreements, the Meridian merger, this offering and the application of the net proceeds therefrom. See "Use of Proceeds." The information set forth in the table should be read in conjunction with ProLogis' historical consolidated financial statements and notes thereto and ProLogis' pro forma condensed consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and accompanying prospectus.

                                                            Pro     As Adjusted
                                                 Actual    Forma     Pro Forma
                                                --------  --------  -----------
                                                        (In millions)
Unsecured lines of credit and short-term
 borrowings(1)................................. $  459.3  $  475.9   $   78.9
Senior unsecured notes.........................  1,083.6   1,244.6    1,644.6
Mortgage notes, assessment bonds and
 securitized debt..............................    227.8     775.2      775.2
Minority interest..............................     51.3      66.2       66.2
Shareholders' equity:
  Shares of Beneficial Interest, par value
   $0.01 per share; 230,000,000 shares
   authorized:
    Common Shares; 123,415,711 shares issued
     actual; 160,585,257 shares issued pro
     forma and pro forma as adjusted...........      1.2       1.6        1.6
    Series A Preferred Shares (liquidation
     preference $25.00 per share); 5,400,000
     shares issued.............................    135.0     135.0      135.0
    Series B Preferred Shares (liquidation
     preference $25.00 per share); 7,537,600
     shares issued.............................    188.4     188.4      188.4
    Series C Preferred Shares (liquidation
     preference $50.00 per share); 2,000,000
     shares issued.............................    100.0     100.0      100.0
    Series D Preferred Shares (liquidation
     preference $25.00 per share); 10,000,000
     shares issued.............................    250.0     250.0      250.0
    Series E Preferred Shares (liquidation
     preference $25.00 per share); 2,000,000
     shares issued on a pro forma basis........      --       50.0       50.0
  Additional paid-in capital...................  1,907.2   2,635.5    2,635.5
  Employee stock purchase notes................    (25.2)    (25.2)     (25.2)
  Distributions in excess of net earnings......   (300.3)   (300.3)    (300.3)
                                                --------  --------   --------
      Total shareholders' equity...............  2,256.3   3,035.0    3,035.0
                                                --------  --------   --------
      Total capitalization..................... $4,078.3  $5,596.9   $5,599.9
                                                ========  ========   ========

--------

(1) Includes $344.3 million of borrowings outstanding under ProLogis' $375.0 million unsecured lines of credit and $150.0 million of short-term borrowings. In connection with the Meridian merger, these credit facilities were replaced with a $690.0 million credit facility. As of April 12, 1999, ProLogis had $490.0 million of borrowings outstanding under its new line of credit facility ($340.0 million on the revolving line of credit and $150.0 million of short-term borrowings) and $14.5 million on its $25.0 million unsecured line of credit.

                         SELECTED FINANCIAL INFORMATION

    The following table sets forth (1) historical selected financial information for the periods indicated and as of the dates indicated for ProLogis and (2) unaudited pro forma selected information as of and for the year ended December 31, 1998. The pro forma information gives effect to the Meridian merger, the acquisition of certain operating facilities as described in ProLogis' pro forma condensed consolidated financial statements incorporated by reference herein, fundings under secured financing agreements subsequent to December 31, 1998 and the proposed notes issuance as if they had been completed on January 1, 1998 for the Operating Data, Per Share Data and Other Data, and on December 31, 1998 for the Balance Sheet Data, as applicable. ProLogis is not making any representation or guarantee that the pro forma information shown below reflects the results of operations and financial position that actually would have occurred if the Meridian merger, the secured financing agreements, other acquisitions and the issuance of the notes were completed January 1, 1998 or December 31, 1998. The selected financial data is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and accompanying prospectus, and with the pro forma condensed consolidated financial statements incorporated by reference in this prospectus supplement and accompanying prospectus (amounts in thousands, except per share data).

                                         Year Ended December 31,
                         ---------------------------------------------------------
                                         Historical                   Pro Forma(1)
                         -------------------------------------------- ------------
                          1994     1995     1996      1997     1998       1998
                         ------- -------- --------  -------- -------- ------------
Operating Data:
 Rental income.......... $70,609 $153,879 $227,000  $284,533 $345,046   $477,778
 Other real estate
  income................     --     2,899    5,342    12,291   17,250     19,486
 Income from
  unconsolidated
  subsidiaries..........     --       --       --      3,278    2,755      6,091
 Total revenues.........  71,702  158,503  233,463   296,118  372,795    514,034
 Rental expenses,
  including property
  management fees.......   7,244   18,460   26,674    27,008   27,120     53,120
 REIT management fees
  paid to affiliate.....   8,673   14,207   21,472    17,791      --         --
 General and
  administrative........     770      839    1,025     6,855   22,957     31,290
 Interest expense.......   7,568   32,005   38,819    52,704   77,650    116,501
 Interest rate hedge
  expense (2)...........     --       --       --        --    26,050     38,683
 Costs incurred in
  acquiring management
  companies from
  affiliates (3)........     --       --       --     75,376      --         --
 Earnings from
  operations (2)(3).....  28,058   50,991   82,710    35,931  110,445    130,037
 Gain (loss) on
  disposition of real
  estate................      35    1,053      (29)    7,378    5,565        N/A
 Preferred share cash
  dividends paid........     --     6,698   25,895    35,318   49,098     53,473
 Net earnings
  attributable to
  Common Shares (2)(3)..  25,101   42,015   53,460     4,431   62,231     70,836
 Common share cash
  distributions paid.... $37,698 $ 64,445 $ 85,340  $106,556 $151,050   $    N/A
Per Share Data:
 Basic net earnings
  attributable to
  Common Shares (2)(3).. $  0.57 $   0.61 $   0.63  $   0.04 $   0.51   $   0.45
 Diluted net earnings
  attributable to
  Common Shares (2)(3)..    0.57     0.61     0.63      0.04     0.51       0.44
 Series A preferred
  share dividends paid..     --      1.24     2.35      2.35     2.35        N/A
 Series B preferred
  share dividends paid..     --       --      1.50      1.75     1.75        N/A
 Series C preferred
  share dividends paid..     --       --      0.57      4.27     4.27        N/A
 Series D preferred
  share dividends paid..     --       --       --        --      1.42        N/A
 Common Share
  distributions
  declared and paid..... $  0.85 $  0.935 $   1.01  $   1.07 $   1.24   $    N/A
 Weighted average
  Common Shares
  outstanding:
   Basic................  44,265   68,924   84,504   100,729  121,721    158,890
   Diluted..............  44,277   74,422   84,511   100,869  122,028    159,363

                                               Year Ended December 31,
                         -------------------------------------------------------------------------
                                               Historical                             Pro Forma(1)
                         -----------------------------------------------------------  ------------
                            1994        1995        1996        1997        1998          1998
                         ----------  ----------  ----------  ----------  -----------  ------------
Other Data:
 Reconciliation of net
  earnings to funds
  from operations (4):
 Net earnings
  attributable to
  Common Shares......... $   25,101  $   42,015  $   53,460  $    4,431  $    62,231  $    70,836
  Add (Deduct):
  Real estate
   depreciation and
   amortization.........     18,169      39,767      59,850      76,275       99,514      133,630
  Minority interest.....      2,992       3,331       3,326       3,560        4,681        5,683
  (Gain) loss on
   disposition of real
   estate...............        --       (1,053)         29      (7,378)      (5,565)         N/A
  Foreign currency
   exchange (gains)
   losses, net,.........        --          --          --        6,376      (5,281)      (5,281)
  Interest rate hedge
   expense (2)..........        --          --          --          --        26,050       38,683
  Reconciling items
   from unconsolidated
   subsidiaries.........        --          --          --        2,419       47,946       47,946
  Costs incurred in
   acquiring management
   companies from
   affiliate (3)........        --          --          --       75,376          --           --
  Other, net............         45         --          225         --         3,483        3,483
                         ----------  ----------  ----------  ----------  -----------  -----------
  Funds from Operations
   Attributable to
   Common Shares
   (2)(3)(4)(5)......... $   46,307  $   84,060  $  116,890  $  161,059  $   233,059  $   294,980
                         ==========  ==========  ==========  ==========  ===========  ===========
  Weighted average
   Common Shares
   outstanding:
   Basic (includes
    convertible
    partnership units)..     49,022      74,409      89,698     105,919      126,791      164,430
   Diluted (5)..........     49,034      74,422      89,700     116,371      137,153      174,958
 Net cash provided by
  operating activities.. $   47,222  $  100,154  $  136,201  $  192,473  $   238,253  $   278,719
 Net cash used in
  investing activities..   (631,871)   (628,795)   (665,878)   (571,061)  (1,264,722)  (1,719,955)
 Net cash provided by
  financing activities.. $  599,382  $  529,606  $  512,212  $  398,827  $ 1,064,600  $ 1,481,086
                                                     December 31,
                         -------------------------------------------------------------------------
                                               Historical                             Pro Forma(1)
                         -----------------------------------------------------------  ------------
                            1994        1995        1996        1997        1998          1998
                         ----------  ----------  ----------  ----------  -----------  ------------
Financial Position:
 Real estate owned, at
  cost.................. $1,133,484  $1,767,307  $2,399,431  $2,846,591  $ 3,476,704  $ 4,888,866
 Land held for
  development...........     42,147      60,363     109,316     159,645      180,796      212,185
 Investments in and
  advances to
  unconsolidated
  subsidiaries..........        --          --          --       86,139      733,863      764,608
 Total assets...........  1,194,937   1,833,972   2,462,306   3,033,953    4,330,729    5,850,406
 Lines of credit and
  short-term
  borrowings (6)........    160,000      81,000      38,600         --       494,300       78,918
 Senior unsecured debt..        --      324,527     524,191     724,052    1,083,641    1,644,575
 Mortgage notes,
  assessment bonds and
  securitized debt......    144,262     145,276     139,952     133,028      227,804      775,194
 Total liabilities......    350,607     639,040     805,933   1,003,912    2,023,066    2,749,202
 Minority interest......     66,555      58,741      56,984      53,304       51,295       66,181
 Total shareholders'
  equity................ $  777,775  $1,136,191  $1,599,389  $1,976,737  $ 2,256,368  $ 3,035,023
 Number of Common
  Shares outstanding....     64,587      81,416      93,677     117,364      123,416      160,585

--------
(1) The pro forma information for Operating Data, Per Share Data and Other Data has been prepared as if: (i) the acquisition of certain facilities acquired by ProLogis and Meridian during the period from January 1, 1998 to December 31, 1998 had occurred as of January 1, 1998, (ii) the assumption of certain mortgage debt associated with the facilities noted in (i) above had occurred as of January 1, 1998, (iii) the issuance of senior unsecured notes subsequent to December 31, 1997, necessary to fund the pro forma acquisitions noted in (i) above, had occurred as of January 1, 1998, (iv) the Meridian merger had occurred as of January 1, 1998 and (v) the issuance of the notes being offered hereby had occurred as of January 1, 1998.

  The pro forma information for Financial Position has been prepared as if:
  (i) fundings under secured debt agreements that occurred subsequent to December 31, 1998 had occurred as of that date, with the proceeds being used to repay borrowings on ProLogis' unsecured lines of credit, (ii) the Meridian merger had occurred as of December 31, 1998 and (iii) the issuance of the notes being offered hereby had occurred as of December 31, 1998.
  The pro forma financial statements do not purport to be indicative of the financial position or results of operations which would actually have been obtained had the issuance of the notes being offered hereby, the Meridian merger and the other transactions noted above been completed on the dates indicated or which may be obtained in the future.
(2) Historical earnings from operations for 1998 reflect a $26.1 million expense from the mark to market adjustment associated with two interest rate protection agreements that, due to changing market conditions, no longer qualified for hedge accounting treatment under GAAP. This expense was not deducted for purposes of calculating funds from operations. For purposes of calculating funds from operations, ProLogis has deferred this expense and intends to amortize it as a component of interest expense over the 25-year term of a secured financing agreement completed in March 1999. Pro forma earnings from operations for 1998 reflect $38.7 million of mark to market adjustments ($12.6 million of which was incurred by Meridian in 1998).
(3) Earnings from operations for 1997 reflect the one-time, non-cash charge of $75.4 million associated with the costs incurred in acquiring ProLogis' management companies from Security Capital in September 1997. This one-time charge was not deducted for purposes of calculating funds from operations due to its non-recurring and non-cash nature.
(4) Funds from operations represent net earnings computed in accordance with GAAP before minority interest, before gains or losses from debt restructuring, before gains or losses on disposition of depreciated property, before gains or losses from mark to market adjustments resulting from the remeasurement (based on current foreign currency exchange rates) of intercompany and other debt of ProLogis' foreign subsidiaries, before deferred tax benefits and deferred tax expenses of ProLogis' taxable subsidiaries, before significant non-recurring items that materially distort the comparative measurement of company performance over time, plus real estate depreciation and amortization (exclusive of amortization of loan costs), and after adjustments for unconsolidated subsidiaries calculated to compute their funds from operations on the same basis as ProLogis. ProLogis believes that funds from operations is helpful to a reader as a measure of the performance of an equity REIT because, along with cash flow from operating activities, investing activities and financing activities, it provides a reader with an indication of the ability of ProLogis to incur and service debt, to make capital expenditures and to fund other cash needs. The funds from operations measure presented by ProLogis, while comparable to the National Association of Real Estate Investment Trusts' definition and that of Meridian, will not be comparable to similarly titled measures of other REITs that do not compute funds from operations in a manner consistent with ProLogis. Funds from operations is not intended to represent cash made available to shareholders. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of ProLogis' operating performance, or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. Cash distributions paid to shareholders are presented above under Operating Data.
(5) In calculating the historical weighted average Common Shares for funds from operations purposes, the historical weighted average Series B convertible preferred shares are considered common stock equivalents. The historical weighted average Series B convertible preferred shares included are 10,055,000 and 10,319,000 for 1998 and 1997, respectively. The historical amount of dividends associated with these preferred shares are $13,668,000 and $14,088,000, for 1998 and 1997, respectively. There were no outstanding Series B convertible preferred shares prior to 1996 and the effect of these preferred shares in 1996 was anti-dilutive.
   In calculating the pro forma weighted average Common Shares for funds from operations purposes for 1998, the 10,055,000 Series B convertible preferred shares are considered common stock equivalents. The amount of dividends associated with these preferred shares is $13,668,000.

(6) As of April 12, 1999, ProLogis had $490.0 million of borrowings outstanding under its $690.0 million credit facility ($340.0 million on the revolving line of credit and $150.0 million of short-term borrowings. As of April 12, 1999, ProLogis had $14.5 million of borrowings outstanding on its $25.0 million unsecured line of credit.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion contains only certain sections from Management's Discussion and Analysis of Financial Condition and Results of Operations, the full text of which is included in ProLogis' Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. In addition, certain information contained in the following selected discussion is more current than that contained in the Form 10-K. The following selected discussion should be read in conjunction with the entire Management's Discussion and Analysis of Financial Condition and Results of Operations and with ProLogis' consolidated financial statements, including the notes which are also incorporated by reference into this prospectus supplement and accompanying prospectus.

    The statements contained in this discussion that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which ProLogis operates, management's beliefs, and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Future Factors include: (1) changes in general economic conditions in its target markets that could adversely affect demand for ProLogis' facilities and the creditworthiness of ProLogis' customers; (2) changes in financial markets and interest rates that could adversely affect ProLogis' cost of capital and its ability to meet its financial needs and obligations; (3) increased or unanticipated competition for distribution facilities in ProLogis' target markets; and (4) those factors discussed below. These are representative of the Future Factors that could affect the outcome of the forward-looking statements.

Overview

  General

    ProLogis' operating results depend primarily on the operating results of its industrial distribution facilities, which are substantially influenced by
(1) the demand for and supply of industrial distribution facilities in ProLogis' North American and European target market cities; (2) the pace and economic returns at which ProLogis can acquire and develop additional industrial distribution facilities; (3) the extent to which ProLogis can sustain improved market performance as measured by lease rates and occupancy levels; and (4) the demand for the corporate distribution facilities services that are provided by subsidiaries of ProLogis, ProLogis Development Services and Kingspark Group Holdings Limited ("ProLogis Kingspark"). In addition, the operating performance of ProLogis' two unconsolidated subsidiaries, Frigoscandia AB and CS Integrated LLC ("CSI"), that are engaged in the refrigerated logistics business also effect ProLogis' operating results. See "Business--Unconsolidated Subsidiaries."

    ProLogis' target market cities and submarkets have benefited substantially in recent periods from demographic trends (including population and job growth) which influence the demand for distribution facilities. ProLogis believes its ability to compete is significantly enhanced relative to other companies due to its depth of management and its ability to serve customers through the ProLogis Operating System(TM), which includes acquisition, development, property management personnel and presence in local markets. See "Business--ProLogis Operating System(TM)."

    As of December 31, 1998, ProLogis' real estate investments included 104.5 million square feet of operating facilities with a total expected investment of $3.4 billion. During 1998, ProLogis acquired 6.0 million square feet of operating facilities at a total expected investment of $219.7 million (excluding its investment in Garonor Holdings S.A. and Kingspark Holding S.A.; see "Management's Discussion and Analysis of Financial Condition--Income (Loss) from Unconsolidated Subsidiaries" and Note 4 to the Consolidated Financial Statements, each incorporated by reference into this prospectus supplement and accompanying prospectus), while disposing of facilities from its operating portfolio aggregating 3.1 million square feet. During 1998, ProLogis recognized $17.3 million of other real estate income related to the activities of ProLogis Development Services, primarily from the sale of undepreciated facilities.

    ProLogis had 8.0 million square feet of facilities under development as of December 31, 1998 with a total expected investment at completion of $328.1 million. Development starts during 1998 aggregated 10.4 million square feet at a total expected investment of $426.6 million. Development completions during the year aggregated 9.8 million square feet at a total expected investment of $394.2 million. As of December 31, 1998, ProLogis had 1,673 acres of land in inventory for the future development of approximately 29.8 million square feet of distribution facilities. Additionally, ProLogis had 962 acres of land under control through option, letter of intent or contingent contract for the future development of 16.0 million square feet of distribution facilities.

    Through ProLogis' third quarter 1998 investment in Kingspark Holding S.A., a Luxembourg company, ProLogis had an additional 0.4 million square feet of operating facilities, 0.4 million square feet of facilities under development and 0.2 million square feet of facilities being developed under construction management agreements in the United Kingdom as of December 31, 1998. Additionally, as of December 31, 1998, Kingspark Holding S.A., through its wholly-owned subsidiary Kingspark Group Holdings Limited, a United Kingdom company, owned 554 acres of land and controlled 1,489 acres of land through letter of intent or contingent contract for future development of 35.8 million square feet of distribution facilities.

    Garonor Holdings, which was acquired by ProLogis on December 29, 1998, had
5.2 million square feet of operating facilities at a total expected investment of $318.2 million as of December 31, 1998. All of these operating facilities are located in France, principally near the Charles de Gaulle Airport outside Paris.

    In 1997, ProLogis began expanding its distribution facilities operations into Europe and Mexico. This expansion was necessary to meet the needs of its targeted national and international customers as they expanded and reconfigured their distribution facility requirements globally. With over 18 target market cities identified in Europe and four target market cities identified in Mexico, ProLogis believes significant growth opportunities exist internationally to enable ProLogis to meet its objective of achieving long-term sustainable growth in cash flow. As of December 31, 1998 (excluding its investment in Garonor Holdings and Kingspark Holding S.A.), ProLogis owned 2.5 million square feet of operating facilities with a total expected investment of $130.1 million in Europe and 1.5 million square feet of operating facilities with a total expected investment of $56.1 million in Mexico. Additionally, as of December 31, 1998, ProLogis had 0.7 million square feet of facilities under development in Europe with a total expected investment of approximately $59.7 million and
0.8 million square feet of facilities under development in Mexico with a total expected investment of $28.5 million.

    In 1997 and 1998, ProLogis invested in refrigerated logistics businesses through investments in the preferred stock of two companies. As of December 31, 1998, ProLogis' had approximately 306.1 million cubic feet of refrigerated distribution facilities in operation (114.1 million cubic feet in the United States and Canada and 192.0 million cubic feet in nine countries in Europe). As of December 31, 1997, ProLogis had approximately 69.0 million cubic feet of refrigerated distribution facilities in operation, all in the United States and Canada.

  Meridian Merger

    On March 30, 1999, Meridian merged with and into ProLogis. Each share of Meridian common stock was exchanged for 1.10 Common Shares of ProLogis, plus $2.00 in cash. Meridian had approximately 34.1 million shares of common stock and common stock equivalents outstanding as of March 30, 1999.

Additionally, ProLogis assumed Meridian's outstanding liabilities
(approximately $613.2 million as of December 31, 1998) and exchanged a new share of ProLogis cumulative redeemable preferred shares with an 8.75% annual dividend rate ($2.1875 per share) for each outstanding share of Meridian Series D preferred stock (aggregate liquidation value of $50.0 million).

Selected Results of Operations

    Property Operations

    As of December 31, 1998 ProLogis had 1,099 operating facilities totaling
104.5 million square feet, as of December 31, 1997 ProLogis had 1,005 operating facilities totaling 90.8 million square feet and as of December 31, 1996, ProLogis had 942 operating facilities totaling 80.6 million square feet. The increases in operating facilities resulted in increases in property-level net operating income of $60.4 million from 1997 to 1998 and $57.2 million from 1996 to 1997 as follows (in thousands):

                                                       Year Ended December 31,
                                                      --------------------------
                                                        1996     1997     1998
                                                      -------- -------- --------
   Rental income..................................... $227,000 $284,533 $345,046
   Property operating expenses:
     Rental expenses, net of recoveries..............   21,734   23,187   27,120
     Property management fees paid to affiliate......    4,940    3,821      --
                                                      -------- -------- --------
                                                        26,674   27,008   27,120
                                                      -------- -------- --------
       Net operating income.......................... $200,326 $257,525 $317,926
                                                      ======== ======== ========

    ProLogis frequently acquires facilities that are underleased and develops facilities that are not fully leased at the start of construction, which reduces ProLogis' overall occupancy rate below its stabilized level but provides opportunities to increase revenues. The term "stabilized" means that capital improvements, repositioning, new management and new marketing programs (or development and marketing, in the case of newly developed facilities) have been completed and in effect for a sufficient period of time (but in no case longer than 12 months for facilities acquired by ProLogis and 12 months after shell completion for facilities developed by ProLogis) to achieve stabilized occupancy (typically 93%). ProLogis has been successful in increasing occupancies on acquired and developed facilities during their initial months of operation resulting in an average occupancy rate of 95.8% and a leased rate of 96.3% for stabilized facilities owned as of December 31, 1998. The average increase in rental rates for new and renewed leases on previously leased space (17.4 million square feet) during 1998 was 15.2%. As leases are renewed or new leases are acquired, ProLogis expects most rental rates to increase in 1999.

    Other Real Estate Income

    Other real estate income consists primarily of gains on the disposition of undepreciated facilities and fees and other income received from customers or third parties for whom ProLogis develops corporate distribution facilities. Other real estate income is generated primarily by ProLogis Development Services. ProLogis Development Services develops corporate distribution facilities to meet specific customer requirements or contracts on a fee basis to develop distribution facilities for customers or third parties. Through its preferred stock ownership of ProLogis Development Services, ProLogis realizes substantially all economic benefits of these activities. ProLogis advances mortgage loans to ProLogis Development Services to fund its acquisition, development and construction activities. The activities of ProLogis Development Services are consolidated with ProLogis' activities and all intercompany balances are eliminated. Due to the timing of the completion of these development projects and the related dispositions, other real estate income recognized by ProLogis will vary on an annual basis.

    Interest Expense

    Interest expense is summarized as follows (in thousands):

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1996      1997      1998
                                                   --------  --------  --------
   Lines of credit and short-term borrowings...... $  3,671  $  4,332  $ 15,657
   Senior unsecured debt..........................   39,215    55,870    70,308
   Mortgage notes.................................    6,503     5,441     5,666
   Assessment bonds...............................    2,420     2,371     2,321
   Securitized debt...............................    3,148     3,055     2,871
   Capitalized interest...........................  (16,138)  (18,365)  (19,173)
                                                   --------  --------  --------
                                                   $ 38,819  $ 52,704  $ 77,650
                                                   ========  ========  ========

    Environmental Matters

    ProLogis did not experience any environmental condition on its facilities which materially adversely affected its results of operations or financial position.

Liquidity and Capital Resources

    Overview

    ProLogis considers its liquidity and ability to generate cash from operations and financing activities to be adequate and expects it to continue to be adequate to meet its anticipated development, acquisition, operating and debt service needs (including the notes) as well as its shareholder distribution requirements.

    ProLogis expects to finance future activities with cash on hand, redeployment of proceeds from the disposition of selected facilities, borrowings on its credit facilities, issuance of limited partnership units, the assumption of existing mortgage debt, when applicable, secured and unsecured debt issuances and sales of Common Shares and preferred shares. The credit facilities provide ProLogis with the ability to efficiently respond to market opportunities while minimizing the amount of cash invested in short-term investments at lower yields. As of December 31, 1998 ProLogis had $30.7 million available for borrowing under its credit facilities ($210.5 million available as of April 12, 1999). Another source of future liquidity and financial flexibility is ProLogis' shelf-registered securities ($608.0 million available prior to the completion of this offering) which can be issued in the form of debt securities, preferred shares, Common Shares, rights to purchase Common Shares and preferred share purchase rights on an as-needed basis, subject to ProLogis' ability to effect an offering on satisfactory terms. See "--Credit Facilities" below.

    Operating Activities

    Cash provided by operating activities increased by $45.8 million in 1998 as compared to 1997 ($238.3 million in 1998 and $192.5 million in 1997). Cash provided by operating activities increased by $56.3 million in 1997 as compared to 1996 ($192.5 million in 1997 as compared to $136.2 million in 1996). This increase is primarily the result of the increased number of operating facilities in each year. See "--Results of Operations--Property Operations" above.

    Investing and Financing Activities

    ProLogis funds its current investment needs primarily with lines of credit borrowings and short-term borrowings, which are subsequently repaid with proceeds from sales of debt and equity securities. ProLogis' investment activities used approximately $1.26 billion, $571.1 million and $665.9 million of cash in 1998, 1997 and 1996, respectively. ProLogis' financing activities provided net cash flow of $1.06 billion,

$398.8 million and $512.2 million in 1998, 1997 and 1996, respectively. Cash distributions paid on Common Shares were $151.1 million, $106.6 million and $85.3 million in 1998, 1997 and 1996, respectively, which have been substantially funded by cash generated from operating activities.

    Investments in real estate, net of proceeds from dispositions, used cash of $695.8 million in 1998, $601.6 million in 1997 and $657.9 million in 1996.
ProLogis' cash investment in ProLogis Logistics and related subsidiaries was $63.4 million in 1998 and $85.1 million in 1997. In 1998, ProLogis' net cash investments in Frigoscandia S.A. and its related subsidiaries, Kingspark Holding S.A. and its related subsidiaries and Garonor Holdings and its related subsidiaries aggregated $235.6 million, $222.5 million and $135.0 million, respectively. Additionally, ProLogis Development Services invested $1.0 million and $0.5 million in cash in Insight during 1998 and 1997, respectively.

    ProLogis' primary financing activities in 1998 were: (1) the sale of Series D preferred shares generating net proceeds of $241.5 million; (2) sales of Common Shares (net of repurchases of Common Shares under the employee share purchase plan) generating net proceeds of $130.6 million; (3) net borrowings on ProLogis' credit facilities of $494.3 million; (4) proceeds from short-term borrowings of $350.0 million ($200 million of which was used primarily to finance the acquisition of Frigoscandia AB and was repaid on March 31, 1998 after Frigoscandia Holding AB obtained third-party financing); (5) the issuance of senior unsecured debt generating net proceeds of $371.5 million; and (6) net proceeds from a secured financing of $65.5 million.

    ProLogis' primary financing activities in 1997 were: (1) sales of Common Shares (net of repurchases of Common Shares under the employee share purchase plan) generating net proceeds of $406.1 million; (2) the issuance of senior unsecured debt generating net proceeds of $197.8 million; and (3) net repayments on ProLogis' credit facilities of $38.6 million.

    ProLogis' primary financing activities in 1996 were: (1) the sale of Series B and Series C preferred shares generating net proceeds of $289.1 million; (2) sale of Common Shares generating net proceeds of $210.5 million; (3) issuance of senior unsecured debt generating net proceeds of $197.8 million; and (4) net repayments on ProLogis' credit facilities of $42.4 million.

    Credit Facilities

    ProLogis has an unsecured $690.0 million credit facility with NationsBank N.A., Commerzbank AG and Chase Bank of Texas, National Association, as agents for a bank group that provides for a $540.0 million revolving line of credit and $150.0 million of short-term borrowings. Borrowings bear interest at ProLogis' option, at either (a) the greater of the federal funds rate plus 0.5% and the prime rate, or (b) LIBOR plus 1.00% based upon ProLogis' current senior debt ratings. The prime rate was 7.75% and the 30-day LIBOR rate was 4.9288% as of April 12, 1999. Additionally, the credit agreement provides for a facility fee of 0.20% per annum. The credit facility matures on March 29, 2001 and may be extended annually for an additional year with the approval of the participating lenders. As of April 12, 1999, $490.0 million of borrowings were outstanding on the credit facility ($340.0 million on the revolving line of credit and $150.0 million of short-term borrowings).

    In addition, ProLogis has a $25.0 million short-term unsecured discretionary line of credit with NationsBank that matures on October 1, 1999. By agreement between ProLogis and NationsBank, the rate of interest and the maturity date of each advance are determined at the time of each advance. There were $14.5 million of borrowings outstanding on the line of credit as of April 12, 1999.

    Commitments

    As of March 31, 1999, ProLogis had letters of intent or contingent contracts, subject to ProLogis' final due diligence, for the acquisition of 0.6 million square feet in various target markets with an acquisition cost of $18.4 million. The foregoing transactions are subject to a number of conditions, and ProLogis cannot predict with certainty that any of them will be completed. In addition, as of December 31, 1998, ProLogis had $328.1 million of budgeted development costs for developments in process, of which $131.7 million was unfunded.

    Frigoscandia AB has a multi-currency, three-year revolving credit agreement through a consortium of 11 European banks in the currency equivalent of approximately $200 million as of December 31, 1998. The loan bears interest at each currency's LIBOR rate plus 0.65%. ProLogis has entered into a guaranty agreement for 25% of the loan balance.

    Subsequent to December 31, 1998, ProLogis Kingspark entered into a line of credit agreement with a bank in the United Kingdom. The credit agreement, which provides for borrowings of up to 10.0 million British pounds (approximately $16.6 million as of December 31, 1998), has been guaranteed by ProLogis.

    In connection with the acquisition of Garonor S.A., Garonor Holdings obtained two credit facilities from a French bank. One facility is in the amount of 200.0 million French francs ($35.6 million as of December 31, 1998) and is guaranteed by ProLogis. ProLogis has guaranteed an additional 10.0 million French francs ($1.8 million as of December 31, 1998), which approximates the annual interest to be charged on the facility. The second facility, in the amount of 870.0 million French francs (of which 770.0 million French francs was outstanding as of December 31, 1998), is secured by the real estate owned by Garonor S.A. ProLogis has guaranteed 50.0 million French francs of the amount outstanding as of December 31, 1998 ($8.9 million as of December 31, 1998). Garonor S.A. has the ability to borrow an additional 100.0 million French francs under this facility of which ProLogis will guarantee 50.0 million French francs. The total guaranty of 100.0 million French francs can be reduced as Garonor S.A. meets certain operating covenants.

    Distribution and Dividend Requirements

    ProLogis' current distribution policy is to pay quarterly distributions to shareholders based upon what it considers to be a reasonable percentage of cash flow and at the level that will allow ProLogis to continue to qualify as a REIT for tax purposes. Because depreciation is a non-cash expense, cash flow typically will be greater than earnings from operations and net earnings. Therefore, annual distributions are expected to be consistently higher than annual earnings.

    Cash distributions paid in 1998, 1997 and 1996 were $1.24 per Common Share, $1.07 per Common Share and $1.01 per Common Share, respectively. On December 15, 1998, ProLogis declared a distribution of $0.3183 per Common Share which was paid on February 24, 1999. The Board has set a projected annual distribution rate for 1999 of $1.30 per Common Share. In connection with the Meridian merger, ProLogis issued $50.0 million of new preferred shares with an annual dividend rate of 8.75% ($2.1875 per share).

    Pursuant to the terms of its preferred shares, ProLogis is restricted from declaring or paying any distribution with respect to the Common Shares unless all cumulative dividends with respect to the preferred shares have been paid and sufficient funds have been set aside for dividends that have been declared for the then current dividend period with respect to the preferred shares.

    Conversion to the Euro

    On January 1, 1999, 11 of the 15 member countries of the European Monetary Union launched the new monetary unit, the euro, as the single currency for the member countries of the European Monetary Union. During the period from January 1, 1999 to January 1, 2002 a transition period will be in effect during which time the euro will be available for non-cash transactions. However, transactions can continue to be denominated in the old national currencies. After January 1, 2002, all transactions must be denominated in the euro. The targeted exchange rates of the old national currencies to the euro were determined in May 1998. Management is not aware of any effects of the conversion to the euro that will have a material impact on its business operations or results of operations.

    Funds from Operations

    Funds from operations attributable to Common Shares increased $72.0 million to $233.1 million for 1998 from $161.1 million for 1997. Funds from operation attributable to Common Shares increased $44.2 million from 1996 to 1997.

    Funds from operations represent ProLogis' net earnings (computed in accordance with GAAP) before minority interest, before gains or losses from debt restructuring, before gains or losses on disposition of depreciated real estate, before gains or losses from mark to market adjustments resulting from the remeasurement (based on current foreign currency exchange rates) of intercompany and other debt of ProLogis' foreign subsidiaries, before deferred tax benefits and deferred tax expenses of ProLogis' taxable subsidiaries, before significant non-recurring items that materially distort the comparative measurement of company performance over time, plus real estate depreciation and amortization (exclusive of amortization of loan costs), and after adjustments for unconsolidated subsidiaries calculated to compute their funds from operations on the same basis as ProLogis. ProLogis believes that funds from operations is helpful to an investor as a measure of the performance of an equity REIT because, along with cash flow from operating activities, investing activities and financing activities, it provides an investor with an indication of the ability of ProLogis to incur and service debt, to make capital expenditures and to fund other cash needs. The funds from operations measure presented by ProLogis, while comparable to the National Association of Real Estate Investment Trusts' definition, will not be comparable to similarly titled measure of other REITs that do not compute funds from operations in a manner consistent with ProLogis. Funds from operations is not intended to represent cash made available to shareholders. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of ProLogis' operating performance, or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. Funds from operations is as follows (in thousands):

                                                     Year Ended December 31,
                                                    ---------------------------
                                                      1996     1997      1998
                                                    -------- --------  --------
   Net earnings attributable to Common Shares.....  $ 53,460 $  4,431  $ 62,231
   Add (Deduct):
     Real estate depreciation and amortization....    59,850   76,275    99,514
     Minority interest............................     3,326    3,560     4,681
     (Gain) loss on disposition of depreciated
      real estate.................................        29   (7,378)   (5,565)
     Non-recurring foreign currency exchange
      (gain)
      loss (1)....................................       --     6,028    (2,054)
     Interest rate hedge expense (2)..............       --       --     26,050
     Foreign currency exchange (gains) losses (1).       --       348    (3,227)
     Non-recurring costs (3)......................       --    75,376     1,686
     Deferred tax expense related to ProLogis'
      taxable subsidiaries........................       --       --      1,797
     ProLogis' share of reconciling items of
      unconsolidated subsidiaries:
      Real estate depreciation and amortization...       --     2,419    36,489
      Net foreign currency exchange loss on
       remeasurement of intercompany and other
       debt.......................................       --       --     14,207
      Other.......................................       --       --     (2,750)
   Other..........................................       225      --        --
                                                    -------- --------  --------
   Funds from operations attributable to Common
    Shares........................................  $116,890 $161,059  $233,059
                                                    ======== ========  ========

--------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Foreign Currency Exchange Gain (Losses), Net" incorporated by reference into this prospectus supplement and accompanying prospectus.
(2) This expense will be amortized as a component of interest expense beginning in 1999 for purposes of calculating funds from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Derivative Financial Instruments" incorporated by reference into this prospectus supplement and accompanying prospectus.
(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Other Expense" with respect to the 1998 amount and "--Results of Operations--1997 Merger Transaction" with respect to the 1997 amount, each incorporated by reference into this prospectus supplement and accompanying prospectus.

                                    BUSINESS

Business Strategy

    ProLogis is a real estate investment trust organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986. ProLogis engages in the acquisition, development, marketing, leasing and long-term ownership of industrial distribution facilities and the development of master-planned distribution parks and corporate distribution facilities for its customers. ProLogis deploys capital in markets that ProLogis believes have excellent long-term growth prospects and where ProLogis believes it can achieve a strong position through the acquisition and development of flexible facilities designed for both warehousing and light manufacturing uses. In addition, ProLogis, through its investments in two companies, has a network of refrigerated distribution facilities operating in North America and Europe.

    ProLogis' objective is to increase shareholder value by achieving long-term sustainable growth in cash flow. ProLogis has developed a business strategy that combines an operational plan, an investment plan and a financing plan to achieve its overall objective.

    ProLogis was originally formed in June 1991 to take advantage of two strategic opportunities identified as a result of extensive market research:

  . the opportunity to build a distribution and light manufacturing asset base at costs significantly below replacement cost and a land inventory at attractive prices; and

  . the opportunity to create, for the first time, a national operating company which would differentiate itself from its competition through its ability to meet a corporate customer's distribution facility requirements on a national, regional and local basis.

    In 1997, ProLogis began expanding its operations into Mexico and Europe to meet the needs of its targeted national and international customers as they expanded and reconfigured their distribution facility requirements globally. Consistent with ProLogis' objective of expanding its services platform for its targeted customer base, in 1997 and 1998 ProLogis further expanded to serve the refrigerated logistics needs of its customers by acquiring an international refrigerated distribution network. Today, ProLogis' business is organized into the following segments:

  . acquisition and development of industrial distribution facilities for long-term ownership and leasing in the United States, Europe (a portion of which is owned through an unconsolidated subsidiary) and Mexico;

  . operation of refrigerated distribution facilities through unconsolidated subsidiaries (one operating in the United States and Canada and one operating in nine countries in Europe); and

  . development of distribution facilities for future sale or on a fee basis in the United States and Mexico and in the United Kingdom through an unconsolidated subsidiary.

    This global network of distribution facilities has ProLogis well-positioned to become the global leader in this rapidly consolidating industry.

ProLogis Operating System(TM)

    The cornerstone of ProLogis' business strategy is the ProLogis Operating System(TM). The ProLogis Operating System(TM), which is comprised of the Market Services Group, the Global Services Group and the Global Development Group, has been designed to provide substantial benefits to existing and prospective ProLogis customers, including:

  . Relocation Capability. Because user requirements can change frequently, ProLogis' presence in 94 North American and European markets permits ProLogis to accommodate the reconfiguration needs of its customers by moving an existing customer within a market or between markets both nationally and globally.

  . Expansion Capability. ProLogis, through its development program, land inventory and existing facilities, can work effectively with existing and prospective customers whose growing business needs require them to expand their distribution facilities. This expansion may result in relocating the customer to larger ProLogis spaces within a market or in developing a facility specifically for the customer.

  . Centrally Coordinated Program. ProLogis provides a single point of contact for multi-location global users of distribution facilities through the Global Services Group, whose members are responsible for building long-term customer relationships and ensuring that all of ProLogis' services and products are consistent in quality. ProLogis' experience to date suggests that many major corporate customers prefer working with one firm to meet their distribution facility requirements.

  . Development Capability. ProLogis' team of development professionals builds facilities to meet ProLogis' customers' needs. ProLogis incorporates the latest technology with respect to building design and building systems and has developed consistent standards and procedures that it strictly adheres to in the development of all of its facilities.

1998 Operating Accomplishments

    ProLogis' 19.2% growth in funds from operations in 1998 over 1997 was driven by its successful operating and investment strategies:

  . 24% of growth was produced by the operating performance of ProLogis' stabilized facilities;

  . 45% of growth was produced by ProLogis' refrigerated distribution operations;

  .  14% of growth was produced by facilities acquired in 1998 and 1997; and

  . 17% of growth was produced by facilities developed by ProLogis and completed in 1998 and 1997 and by other development activities.

Industrial Distribution Facilities

    ProLogis' objective is to focus its acquisition and development activities primarily on generic distribution facilities with an average office finish level of less than 10%. Due to typically increased costs of retrofitting customer spaces, service center product will be acquired only on a very limited basis as part of portfolio acquisitions in which the majority of product being acquired is bulk distribution. The industrial real estate on which ProLogis focuses is typically used for storage, packaging, assembly, distribution and light manufacturing of consumer and industrial products.

    ProLogis' distribution space is adaptable for both distribution and light manufacturing of assembly uses. Based upon square footage, ProLogis' operating portfolio was 99% distribution and light manufacturing facilities as of December 31, 1998. The following characteristics generally define the distribution facilities which ProLogis owns and intends to acquire or develop in the future:

                                    Typical                    Range
                            ------------------------ --------------------------
   Clear Height............     22 ft. - 24 ft.           18 ft. - 30 ft.

   Building Depth..........    180 ft. - 240 ft.         140 ft. - 300 ft.

   Loading.................           Dock             Dock or Dock and Grade

   Parking Ratio........... 0.9 spaces/1,000 sq. ft. 0.5 spaces/1,000 sq. ft. -
                                                      2.0 spaces/1,000 sq. ft.

   Average Square footage
    Per Customer...........      30,829 sq. ft.       4,500 - 200,000 sq. ft.

   Site Coverage...........           45%                      30-50%

    Under ProLogis' definition, service centers are multi-customer buildings that have a higher percentage of office space than distribution facilities and only have grade-level loading as opposed to truck dock loading. Service center product constituted approximately 1% of the square feet in ProLogis' operating portfolio as of December 31, 1998.

Geographic Distribution

    ProLogis has direct ownership of industrial distribution facilities in the United States, Mexico and Europe. In the United States and Mexico, ProLogis has organized its operations into geographic regions to more effectively manage its portfolio. These operating regions are Mid-Atlantic, Southeast, Central (including Mexico) and Pacific. Within these four regions, ProLogis' facilities are located in 21 states and the District of Columbia and 40 cities (including four cities in Mexico). In Europe, ProLogis' facilities are located in four countries and six cities. The table below demonstrates the geographic distribution of ProLogis' portfolio (operating facilities and facilities under development). The table excludes land held for future development which represents less than 5% of ProLogis' total investment, based on cost as of December 31, 1998 and 1997. The table does not include facilities that are owned by ProLogis' unconsolidated subsidiaries which are discussed below under "Unconsolidated Subsidiaries" and does not include any assets which were acquired from Meridian.

                                      December 31, 1997      December 31, 1998
                                    ---------------------- ----------------------
                                                Percentage             Percentage
                                                  Assets                 Assets
                                    Number of    Based on  Number of    Based on
                                    Facilities   Cost(1)   Facilities   Cost(1)
                                    ----------  ---------- ----------  ----------
North America Markets:
  Atlanta, Georgia.................     107         8.16%      104         7.15%
  Austin, Texas....................      32         2.25        37         2.22
  Birmingham, Alabama..............       6         1.14         6         0.96
  Charlotte, North Carolina........      27         2.48        29         2.41
  Chattanooga, Tennessee...........       5         0.51         5         0.43
  Chicago, Illinois................      36         4.93        40         4.89
  Cincinnati, Ohio.................      38         2.86        43         3.15
  Columbus, Ohio...................      17         2.08        21         2.10
  Dallas/Ft. Worth, Texas..........      67         5.38        71         5.07
  Denver, Colorado.................      23         2.20        26         2.46
  East Bay (San Francisco),
   California......................      44         4.09        44         3.55
  El Paso, Texas...................      26         2.64        27         2.33
  Fort Lauderdale/Miami, Florida...       7         1.02        11         1.49
  Houston, Texas...................      70         4.68        74         4.73
  Indianapolis, Indiana............      42         3.79        41         3.15
  Juarez, Mexico...................       3         0.29         4         0.26
  Kansas City, Kansas/Missouri.....      28         1.78        29         1.57
  Las Vegas, Nevada................      14         1.75        14         1.50
  Los Angeles/Orange County,
   California......................      22         5.45        29         6.38
  Louisville, Kentucky.............       3         0.55         8         0.97
  Memphis, Tennessee...............      28         1.89        25         2.13
  Monterrey, Mexico................       5         0.55         8         1.04
  Nashville, Tennessee.............      24         1.66        27         1.66
  I-95 Corridor, New Jersey........      11         3.42        21         3.89
  Oklahoma City, Oklahoma..........       6         0.34         6         0.29
  Orlando, Florida.................      15         1.11        17         1.16
  Phoenix, Arizona.................      25         1.59        25         1.32
  Portland, Oregon.................      27         2.23        29         2.11
  Reno, Nevada.....................      19         2.05        17         1.29
  Reynosa, Mexico..................       4         0.36         8         0.67
  Rio Grande Valley, Texas.........      15         1.00        15         0.85
  Salt Lake City, Utah.............       7         1.41         9         1.46
  San Antonio, Texas...............      50         3.30        46         2.70
  San Diego, California............       3         0.45         3         0.38
  Seattle, Washington..............       9         1.39        10         1.34
  South Bay (San Francisco),
   California......................      70         7.26        70         6.06
  St. Louis, Missouri..............      11         0.92        15         1.13
  Tampa, Florida...................      59         3.85        62         3.41
  Tijuana, Mexico..................     --           --          2         0.26
  Tulsa, Oklahoma..................      10         0.44        10         0.37
  Washington D.C./Baltimore,
   Maryland........................      40         5.00        39         3.98
  Other............................       7         0.34         8         0.46
                                      -----       ------     -----       ------
                                      1,062        98.59%    1,135        94.73%
                                      =====       ======     =====       ======
European Markets:
  Amsterdam, Netherlands...........       1         0.33%        4         1.18%
  London, England..................     --           --          1         0.97
  Lyon, France.....................       1         0.28         3         0.62
  Paris, France....................       1         0.25         4         0.82
  Rotterdam, Netherlands...........       2         0.55         2         0.45
  Warsaw, Poland...................     --           --          5         1.23
                                      -----       ------     -----       ------
                                          5         1.41%       19         5.27%
                                      -----       ------     -----       ------
    Total..........................   1,067(3)    100.00%    1,154(2)    100.00%
                                      =====       ======     =====       ======

--------
(1)Includes facilities under development at their budgeted total development costs, rather than costs incurred to date.
(2)Includes 55 buildings under development.
(3)Includes 62 buildings under development.

Markets

    ProLogis' operating strategy includes a focus on the following markets:

  . Research-Based Growth-Oriented Markets. Based on its proprietary research, ProLogis focuses on selected distribution markets in the United States, Mexico and Europe where supply and demand factors allow for increased occupancy levels and rental rates. Target market cities and submarkets are selected when ProLogis' research indicates that demand for distribution and light manufacturing space is stable to strong in the near to medium term. In addition, these target markets generally have superior access to transportation networks, including interstate highways, rail service, air cargo, intermodal facilities and/or port terminals.

  . Export/Import Growth Markets. ProLogis believes that the growth in exports and imports represents favorable growth prospects for related distribution space. The dollar volume of U.S. exports increased over $400.0 billion from 1987 to 1998 and the dollar volume of U.S. imports increased from $477.4 billion in 1989 to $919.0 billion for 1998, as reported by the U.S. Census Bureau, Foreign Trade Division.

  . Low Cost Manufacturing Markets. ProLogis has targeted markets that possess long-term cost and quality of labor advantages for domestic and foreign manufacturers. One important influence on ProLogis' target market cities in Mexico and on those with close proximity to Mexico is the impact of the maquiladora (U.S./Mexico twin plant) program, which encourages companies to manufacture and assemble products close to the Mexican border.

Customers

    ProLogis' objective is to develop a customer base in each target market city which is diverse in terms of industry concentration and represents a broad spectrum of international, national, regional and local distribution space users who have potential for growth in demand for space directly owned by ProLogis. As of December 31, 1998, ProLogis had over 2,650 customers in the
97.3 million square feet of occupied industrial distribution space directly owned by ProLogis. As of December 31, 1998, 399 of ProLogis' targeted 1,000 largest users of distribution facilities leased 41.2% of ProLogis' operating distribution space. Of these, 232 were multiple market customers. As of December 31, 1997, 315 of the targeted 1,000 largest users of distribution facilities leased 38.2% of ProLogis' operating distribution space, of which 190 were multiple market customers.

Unconsolidated Subsidiaries

    In order to comply with the requirements of the Internal Revenue Code of 1986 to qualify as a REIT, ProLogis has invested in the nonvoting preferred stock of certain companies that have ownership interests in real estate companies that produce income that is not REIT "qualifying" income (i.e., rental income and mortgage interest income) under the Internal Revenue Code of 1986. To maintain its qualification as a REIT, ProLogis can collectively invest in these companies in amounts up to 25% of the fair market value of ProLogis' total assets, with a maximum per company investment of 5% of the fair market value of ProLogis' total assets. These investments are accounted for under the equity method.

  ProLogis Logistics

    ProLogis owns 100% of the preferred stock of ProLogis Logistics Services Incorporated. ProLogis Logistics owns 100% of the membership interests of a refrigerated distribution company operating in the

United States and Canada, CSI. Prior to June 12, 1998, ProLogis Logistics owned, at various points in time, between 60.0% and 77.1% of CSI. As of December 31, 1998, ProLogis had invested $19.9 million in the preferred stock of ProLogis Logistics. As of December 31, 1998, CSI owned or operated refrigerated distribution facilities aggregating 114.1 million cubic feet.

    The common stock of ProLogis Logistics is owned by an unrelated party. ProLogis recognizes substantially all economic benefits of ProLogis Logistics and its subsidiaries.

    As of December 31, 1998, ProLogis had a $128.6 million note receivable from ProLogis Logistics. The note is unsecured, bears interest at 8% per annum (reduced from 10% on November 1, 1998) and matures on April 24, 2002. Interest payments on the note are due annually.

  Frigoscandia S. A.

    On January 16, 1998, ProLogis invested in 100% of the preferred stock of Frigoscandia S.A., a Luxembourg company, which acquired on that date a refrigerated distribution company headquartered in Sweden, Frigoscandia AB. Frigoscandia AB is 100% owned by Frigoscandia Holding AB, which is 100% owned by a wholly owned subsidiary of Frigoscandia S.A. As of December 31, 1998, Frigoscandia AB, which operates in nine European countries, owned or leased
192.0 million cubic feet of refrigerated distribution facilities. As of December 31, 1998, ProLogis had invested $28.5 million in the preferred stock of Frigoscandia S.A. Prior to September 30, 1998, the common stock of Frigoscandia S.A. was owned by Security Capital. On that date, the common stock of Frigoscandia S.A. was contributed to a limited liability company, in which unrelated parties own 100% of the voting interests and Security Capital owns 100% of the non-voting interests. ProLogis recognizes substantially all economic benefits of the activities of Frigoscandia S.A. and its subsidiaries.

    As of December 31, 1998, ProLogis had a $91.5 million note receivable from Frigoscandia Holding AB and an $85.1 million note receivable from Frigoscandia S.A. These unsecured notes bear interest at 5% per annum (reduced from 8% on November 1, 1998) and are due on demand ($80.0 million of the note receivable from Frigoscandia S.A. is due on July 15, 2008). Additionally, as of December 31, 1998, ProLogis had a $30.0 million mortgage note receivable from Frigoscandia Limited UK, a subsidiary of Frigoscandia AB. The mortgage note receivable, which provides for interest at 7% per annum (reduced from 8% on April 1, 1998) and matures on March 20, 2018, is secured by refrigerated distribution facilities.

    Frigoscandia AB has a multi-currency, three-year revolving credit agreement through a consortium of 11 European banks in the currency equivalent of approximately $200 million as of December 31, 1998. The loan bears interest at each currency's LIBOR rate plus 0.65%. ProLogis has entered into a guaranty agreement for 25% of the loan balance.

  Kingspark Holding S.A.

    On August 14, 1998, ProLogis acquired 100% of the preferred stock of Kingspark Holding S.A., a Luxembourg company, that acquired on that date an industrial real estate development company, ProLogis Kingspark, operating in the United Kingdom. As of December 31, 1998, ProLogis Kingspark had 0.4 million square feet of operating facilities, 0.4 million square feet of facilities under development and 0.2 million square feet of facilities being developed under construction management agreements. Additionally, as of December 31, 1998, ProLogis Kingspark owned 554 acres and controlled 1,489 acres of land through letter of intent or contingent contracts for future development of 35.8 million square feet of distribution facilities. As of December 31, 1998, ProLogis had invested $24.0 million in the preferred stock of Kingspark Holding S.A. The common stock of Kingspark Holding S.A. was owned by Security Capital. On March 10, 1999, Security Capital contributed the common stock to a limited liability company, in which unrelated parties own 100% of the voting interest and Security Capital owns 100% of the non-voting interests. ProLogis recognizes substantially all economic benefits of the activities of Kingspark Holding S.A. and its subsidiaries.

    As of December 31, 1998, ProLogis had a $111.7 million note receivable from Kingspark Holding S.A. and a $34.4 million note receivable from ProLogis Kingspark. These unsecured notes bear interest at 8% per annum and are due on demand. The interest rate on the note receivable from Kingspark Holding S.A. was reduced to 5% per annum effective January 1, 1999. Also, as of December 31, 1998, ProLogis had a $52.4 million mortgage note receivable from ProLogis Kingspark which bears interest at 8% per annum and is secured by certain land parcels.

    Subsequent to December 31, 1998, ProLogis Kingspark entered into a line of credit agreement with a bank in the United Kingdom. The credit agreement, which provides for borrowings of up to 10.0 million British pounds (approximately $16.6 million as of December 31, 1998), has been guaranteed by ProLogis.

  Garonor Holdings S.A.

    On December 29, 1998, ProLogis invested in 100% of the preferred stock of Garonor Holdings S.A., a Luxembourg company, that acquired on that date in excess of 99% of the voting stock of Garonor S.A. As of December 31, 1998, ProLogis had invested $5.6 million in the preferred stock of Garonor Holdings. Garonor S.A. owns and leases approximately 5.25 million square feet of industrial distribution facilities located in France. Garonor Holdings is in the process of acquiring the remaining voting stock of Garonor S.A.

    The common stock of Garonor Holdings is owned by Security Capital. Security Capital can require ProLogis to purchase the Garonor Holdings common stock held by Security Capital beginning January 1, 2000. ProLogis recognizes substantially all of the economic benefits of Garonor Holdings and its subsidiaries.

    Should Garonor Holdings acquire 100% of the voting stock of Garonor S.A., it is anticipated that the ownership of Garonor Holdings will be restructured such that ProLogis would become the sole owner and Garonor Holdings, as a wholly owned subsidiary of ProLogis, would be consolidated with the accounts of ProLogis.

    As of December 31, 1998, ProLogis had a $129.4 million note receivable from Garonor Holdings. The note is unsecured, bears interest at 8% per annum and is due on demand. Interest payments on the note are due annually.

    In connection with the acquisition of Garonor S.A., Garonor Holdings obtained two credit facilities from a French bank. One facility is in the amount of 200.0 million French francs ($35.6 million as of December 31, 1998) and is guaranteed by ProLogis. ProLogis has guaranteed an additional 10.0 million French francs ($1.8 million as of December 31, 1998), which approximates the annual interest to be charged on the facility. The second facility, in the amount of 870.0 million French francs (of which 770.0 million French francs was outstanding as of December 31, 1998), is secured by the real estate owned by Garonor S.A. ProLogis has guaranteed 50.0 million French francs of the amount outstanding as of December 31, 1998 ($8.9 million as of December 31, 1998). Garonor S.A. has the ability to borrow an additional 100.0 million French francs under this facility of which ProLogis will guarantee 50.0 million French francs. The total guaranty of 100.0 million French francs can be reduced as Garonor S.A. meets certain operating covenants.

                              DESCRIPTION OF NOTES

    The following description of the terms of the notes (referred to in the accompanying prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus, to which reference is hereby made.

General

    The notes constitute two separate series of Debt Securities (which are more fully described in the accompanying prospectus) to be issued pursuant to an Indenture, dated as of March 1, 1995 (the "Indenture"), between ProLogis and
State Street Bank and Trust Company (the "Trustee"). The    % notes will be
limited to an aggregate principal amount of $     million and the     % notes
will be limited to an aggregate principal amount of $     million. The terms of
the notes include those provisions contained in the Indenture (the terms of which are more fully described in the accompanying prospectus) and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all such terms, and holders of notes are referred to the Indenture and Trust Indenture Act of 1939 for a statement thereof. ProLogis has approximately $1.09 billion of indebtedness outstanding pursuant to the Indenture immediately prior to this offering.

    The notes will be direct, senior unsecured obligations of ProLogis and will rank equally with all other unsecured and unsubordinated indebtedness of ProLogis from time to time outstanding. However, the notes are effectively subordinated to mortgages and other secured indebtedness of ProLogis and its consolidated subsidiaries, which encumbered certain assets of ProLogis and its consolidated subsidiaries (approximately $775.2 million of secured debt was outstanding at December 31, 1998 on a pro forma basis after giving effect to the acquisition of facilities, the secured financing agreements, the Meridian merger, the issuance of the notes in this offering and the application of the net proceeds from the notes).

    As of December 31, 1998 on a pro forma basis giving effect to the acquisition of facilities, the secured financing agreements, the Meridian merger, the issuance of the notes in this offering and the application of the net proceeds from the notes, the total outstanding indebtedness of ProLogis and its consolidated subsidiaries was approximately $2.5 billion. ProLogis may incur additional indebtedness, subject to the provisions described under "Description of Debt Securities--Certain Covenants--Limitations on Incurrence of Debt" in the accompanying prospectus.

    Reference is made to the section entitled "Description of Debt Securities-- Certain Covenants" in the accompanying prospectus for a description of the covenants applicable to the notes. The defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities-- Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes. Each of the covenants described in the prospectus under the caption "Description of Debt Securities--Certain Covenants" will be subject to defeasance.

    The notes will only be issued in fully registered form in denominations of $1,000 and integral multiples thereof.

    Except as set forth under "Description of Debt Securities--Certain Covenants--Limitations on Incurrence of Debt" in the accompanying prospectus, the Indenture does not contain any other provisions that would limit the ability of ProLogis to incur indebtedness or that would afford holders of the notes protection in the event of a highly leveraged or similar transaction involving ProLogis or in the event of a change of control. However, ProLogis' Amended and Restated Declaration of Trust restricts beneficial ownership of ProLogis' outstanding common shares by a single person or persons acting as a group, to 9.8% of such common shares, with certain exceptions. These restrictions are designed to preserve ProLogis' status as a real estate investment trust and, therefore, may act to prevent or hinder a change of control.

Principal and Interest

    The    % notes will bear interest at    % per year and will mature on
          ,     . The    % notes will bear interest at    % per year and will
mature on           ,     . The notes will bear interest from             ,
1999 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on
               and                of each year, commencing on            , 1999
(each, an "Interest Payment Date"), to the persons in whose name the notes are
registered in the Security Register on the preceding                or
              (whether or not a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to close.

Optional Redemption

    The notes may be redeemed at any time at the option of ProLogis, in whole or in part, at a redemption price equal to the sum of (1) the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date and (2) the Make-Whole Amount, if any, with respect to such notes (the "Redemption Price").

    From and after the date notice has been given as provided in the Indenture, if funds for the redemption of any notes called for redemption shall have been made available on such redemption date, such notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the notes will be to receive payment of the Redemption Price.

    Notice of any optional redemption of any notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by such holder to be redeemed.

    If less than all the notes are to be redeemed at the option of ProLogis, ProLogis will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of the notes to be redeemed and the redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for notes or in any integral multiple thereof.

    "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any note, the excess, if any of (1) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (2) the aggregate principal amount of the notes being redeemed or paid.

    "Reinvestment Rate" means    % (        of one percent) plus the arithmetic
mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

    "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by ProLogis.

Book-entry Procedures

    The Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee).

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("Beneficial Owner") will in turn be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

    To facilitate subsequent transfers, all notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual

Beneficial Owners of the notes; DTC's record reflects only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. Participants are responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices will be sent to DTC. If less than all of the notes within a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to notes. Under its usual procedures, DTC will mail a proxy (the "Omnibus Proxy") to ProLogis as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from ProLogis, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or ProLogis, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of ProLogis, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to ProLogis. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the notes will be printed and delivered.

    Issuer may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the notes will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that ProLogis believes to be reliable, but ProLogis takes no responsibility for the accuracy thereof.

Same-day Settlement and Payment

    Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by ProLogis in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to ProLogis.

                                  UNDERWRITING

    ProLogis and the underwriters for the offering named below have entered
into an underwriting agreement and a terms agreement with respect to the   %
notes and the   % notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes of each series indicated in the following table:

                                              Principal Amount Principal Amount
                  Underwriters                  of   % Notes    of     % Notes
                  ------------                ---------------- ----------------
   Goldman, Sachs & Co.......................     $                $
   J.P. Morgan Securities Inc................
   Chase Securities Inc......................
   Merrill Lynch, Pierce, Fenner & Smith
           Incorporated......................
   NationsBanc Montgomery Securities LLC.....
                                                  -------          -------
       Total.................................     $                $
                                                  =======          =======

    Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be
sold at a discount from the initial public offering prices of up to    % and
   % of the principal amount of the     % notes and the    % notes,
respectively. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the
initial public offering prices of up to    % and     % of the principal amount
of the     % notes and the     % notes, respectively. If all the     % notes
and the     % notes are not sold at the public offering prices, the
underwriters may change the offering price and the other selling terms.

    Each of the two series of notes are new issues of securities with no established trading market. ProLogis has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of or any trading market for the
    % notes or the    % notes.

    In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the
purpose of preventing or retarding a decline in the market price of the     %
notes or the     % notes, while the offering is in progress.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    ProLogis estimates that its share of the total expenses of this offering, excluding underwriting discounts, will be approximately $500,000.

    ProLogis has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in investment banking or general financing and banking transactions with ProLogis or its affiliates. Affiliates of Chase Securities Inc. and NationsBanc Montgomery Securities LLC are lenders under the ProLogis credit facility and will receive a portion of the amounts repaid under that facility with the net proceeds of the offering.

                               VALIDITY OF NOTES

    The validity of the notes being offered will be passed upon for ProLogis by Mayer, Brown & Platt, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mayer, Brown & Platt has in the past represented, and is currently representing, ProLogis and certain of its affiliates.

PROSPECTUS

                                     LOGO
                     [LOGO OF PROLOGIS TRUST APPEARS HERE]

       $800,000,000 DEBT SECURITIES, PREFERRED SHARES AND COMMON SHARES*

                               ----------------

  ProLogis Trust ("ProLogis") may from time to time offer in one or more series its (i) unsecured senior debt securities (the "Debt Securities"), (ii) Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Preferred Shares"), and (iii) Common Shares of Beneficial Interest, par value $0.01 per share (the "Common Shares"). The Debt Securities, Preferred Shares and Common Shares (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of ProLogis or repayment at the option of the Holder, terms for sinking fund payments, and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Common Shares, any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of ProLogis as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly by ProLogis, through agents designated from time to time by ProLogis, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                               ----------------

*Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), this Prospectus also relates to an additional $183,029,182 of the Offered Securities which were registered under a previous registration statement.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

     THE ATTORNEY GENERAL OF THE  STATE OF NEW YORK  HAS NOT PASSED ON  OR
          ENDORSED THE MERITS  OF THIS  OFFERING. ANY  REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.

                               ----------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 6, 1998

                             AVAILABLE INFORMATION

  ProLogis is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be obtained from the Commission's worldwide web site at http://www.sec.gov. ProLogis' outstanding Common Shares, Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series A Preferred Shares"), Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series B Preferred Shares") and Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series D Preferred Shares") are listed on the New York Stock Exchange (the "NYSE") under the symbols "PLD," "PLD-A," "PLD-B" and "PLD-D," respectively, and all such reports, proxy statements and other information filed by ProLogis with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by ProLogis with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                          INCORPORATION BY REFERENCE

    There are incorporated herein by reference the following documents heretofore filed by ProLogis with the Commission (File No. 1-12846):

    (a) ProLogis' Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended;

    (b) ProLogis' Current Reports on Form 8-K filed March 17, April 13, April 28 and April 30, 1998;

    (c) ProLogis' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

    (d) The description of the Series A Preferred Shares contained under the caption "Description of Series A Preferred Shares" in ProLogis' prospectus supplement dated June 16, 1995 to the prospectus dated April 27, 1995 forming a part of ProLogis' registration statement on Form S-3 (File No. 33-90940) filed with the Commission pursuant to Rule 424(b) under the Securities Act and the related description contained under the caption "Description of Preferred Shares" in such prospectus;

    (e) The description of the Series B Preferred Shares contained under the caption "Description of Series B Preferred Shares" in ProLogis' prospectus supplement dated February 14, 1996 to the prospectus dated December 28, 1995 forming a part of ProLogis' registration statement on Form S-3 (File No. 33-99548) filed with the Commission pursuant to Rule 424(b) under the Securities Act and the related description contained under the caption "Description of Preferred Shares" in such prospectus;

    (f) The description of the Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series C Preferred Shares") contained under the caption "Description of Series C Preferred Shares" in ProLogis' prospectus supplement dated November 7, 1996 to the prospectus dated October 31, 1996 forming a part of ProLogis' registration statement on Form S-3 (File No. 333-13909) filed with the Commission pursuant to Rule 424(b) under the Securities Act and the related description contained under the caption "Description of Preferred Shares" in such prospectus;

    (g) The description of the Series D Preferred Shares contained under the caption "Description of Series D Preferred Shares" in ProLogis' prospectus supplement dated April 7, 1998 to the prospectus dated

  November 21, 1997 forming a part of ProLogis' registration statement on Form S-3 (File No. 333-39797) filed with the Commission pursuant to Rule 424(b) under the Securities Act and the related description contained under the caption "Description of Preferred Shares" in such prospectus;

    (h) The description of the Common Shares contained in ProLogis' registration statement on Form 8-A; and

    (i) The description of ProLogis' preferred share purchase rights contained in ProLogis' registration statement on Form 8-A.

  All documents subsequently filed by ProLogis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Offered Securities, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. All documents subsequently filed by ProLogis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial Registration Statement and prior to effectiveness of the Registration Statement shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  ProLogis will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to Secretary, ProLogis Trust, 14100 East 35th Place, Aurora, Colorado 80011, telephone number: (303) 375-9292.

                                PROLOGIS TRUST

  ProLogis Trust ("ProLogis") is the largest publicly held, U.S.-based global owner and operator of distribution properties based on equity market capitalization. ProLogis is an international operating company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the ProLogis International Operating System(TM). ProLogis distinguishes itself from its competition by being the only entity that combines all of the following:

  1. An international operating strategy dedicated to providing services to the 1,000 largest users of distribution facilities worldwide;

  2. An organizational structure and service delivery system built around the customer--ProLogis believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence;

  3. A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for ProLogis' distribution facilities;

  4. Over 275 professionals in 37 offices in North America and Europe which ProLogis believes comprise the deepest and most experienced management team in industrial real estate; and

  5. Over 2,500 customers globally.

  The cornerstone of ProLogis' operating strategy is the ProLogis
International Operating System(TM) comprised of the Market Services Group, the Global Services Group and the Global Development Group that utilizes ProLogis' international network of corporate distribution facilities to meet customer expansion and reconfiguration needs globally.

  ProLogis engages in the acquisition, development, marketing, operation and long-term ownership of distribution facilities. ProLogis has the resources to provide a full array of financial, development and operating services, including: (i) expertise in market research, (ii) building and land acquisition and due diligence, (iii) master-planned distribution park design and building construction, (iv) marketing, asset and leasing management and
(v) capital markets and financial operations.

  ProLogis deploys capital in markets with excellent long-term growth prospects and in markets where ProLogis can achieve a strong market position through the acquisition and development of flexible facilities for warehousing, distribution and light manufacturing uses. ProLogis expanded its operations into Mexico and Europe in the first half of 1997 to meet the needs of its targeted national and international customers as they expand and reconfigure their distribution facility requirements globally. ProLogis believes that there are significant growth opportunities internationally. ProLogis is building its organization in both Mexico and Europe as part of the ProLogis International Operating System(TM).

  ProLogis' executive offices are located at 14100 East 35th Place, Aurora, Colorado 80011 and its telephone number is (303) 375-9292. ProLogis' predecessor was formed in June 1991 as a Delaware corporation, and ProLogis was re-formed as a Maryland real estate investment trust in January 1993.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for the acquisition and development of additional distribution properties as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to properties and for general corporate purposes.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

  For the purpose of computing these ratios, (a) "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and (b) "fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

                                                                 Three Months
                                                                     Ended
                                        Year Ended December 31,    March 31,
                                        ------------------------ --------------
                                        1993 1994 1995 1996 1997  1997    1998
                                        ---- ---- ---- ---- ---- ------  ------
Ratio of earnings to combined fixed
 charges
 and Preferred Share dividends(a)...... 11.3 3.3  1.7  1.5  (b)     1.5     1.7

--------
(a) ProLogis had no preferred shares in any of the historical periods presented prior to 1995.
(b) Earnings were insufficient to cover combined fixed charges and preferred share dividends for the period ended December 31, 1997 by $21.3 million due to a one-time, non-recurring charge of $75.4 million relating to the costs incurred in acquiring the REIT management and property management companies from Security Capital Group Incorporated ("Security Capital").

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture, dated as of March 1, 1995 (the "Indenture"), between ProLogis and State Street Bank and Trust Company (the "Trustee"). The Indenture has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 225 Franklin Street, Boston, Massachusetts 02110 or as described above under "Available Information". The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

General

  The Debt Securities will be direct, unsecured and unsubordinated obligations of ProLogis and will rank equally with all other unsecured and unsubordinated indebtedness of ProLogis from time to time outstanding. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees (the "Board") of ProLogis or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

  Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such series of Debt Securities;

    (2) the aggregate principal amount of such series of Debt Securities and any limit on such principal amount;

    (3) the percentage of the principal amount at which the Debt Securities of such series will be issued and, if other than the full principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or the method by which any such portion shall be determined;

    (4) the date or dates, or the method by which such date or dates will be determined, on which the principal of the Debt Securities of such series will be payable and the amount of principal payable thereon;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Debt Securities of such series will bear interest, if any;

    (6) the date or dates, or the method by which such date or dates will be determined, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom, and the manner in which, such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year comprised of twelve 30-day months;

    (7) the place or places where the principal of (and premium or Make-Whole Amount (as defined), if any) and interest and Additional Amounts, if any, on the Debt Securities of such series will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon ProLogis in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, the currency or currencies in which, and the other terms and conditions upon which the Debt Securities of such series may be redeemed, as a whole or in part, at the option of ProLogis, if ProLogis is to have such an option;

    (9) the obligation, if any, of ProLogis to redeem, repay or purchase the Debt Securities of such series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) if other than United States dollars, the currency or currencies in which the Debt Securities of such series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on the Debt Securities of such series may be determined with reference to an index, formula or other method (which index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on the Debt Securities of such series are to be payable, at the election of ProLogis or a Holder, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable;

    (13) any deletions from, modifications of or additions to the terms of such series of Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

    (14) whether the Debt Securities of such series will be issued in certificated or book-entry form;

    (15) whether the Debt Securities of such series will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and the terms and conditions relating thereto;

    (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to such series of Debt Securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

    (17) if the Debt Securities of such series are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

    (18) whether and under what circumstances ProLogis will pay Additional Amounts as contemplated in the Indenture on the Debt Securities of such series in respect of any tax, assessment or governmental charge and, if so, whether ProLogis will have the option to redeem such Debt Securities rather than pay such Additional Amounts; and

    (19) any other terms of such series of Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as set forth below under "--Certain Covenants--Limitations on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of ProLogis to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving ProLogis or in the event of a change of control. However, ProLogis' Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), restricts beneficial ownership of ProLogis' outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares, with certain exceptions (including an exception in the case of Security Capital). See "Description of Common Shares--Restriction on Size of Holdings". Additionally, the Articles Supplementary relating to the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares restrict beneficial ownership of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares or the Series D Preferred Shares by a person, or persons acting as a group, to 25% of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares or the Series D Preferred Shares, with limited exceptions. Similarly, the Articles Supplementary for each other series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares. See "Description of Preferred Shares--Restrictions on Ownership". These restrictions are designed to preserve ProLogis' status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of ProLogis that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302).

Principal and Interest

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 225 Franklin Street, Boston, Massachusetts 02110; provided that, at the option of ProLogis, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person to an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

  If any Interest Payment Date, Principal Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Principal Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in Boston, Massachusetts are not required or authorized by law or executive order to close. Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to any Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

Merger, Consolidation or Sale

  ProLogis may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that
(a) either ProLogis shall be the continuing entity, or the successor entity (if other than ProLogis) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any State thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including Additional Amounts, if any) on all of the Debt Securities outstanding and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ProLogis or any Subsidiary as a result thereof as having been incurred by ProLogis or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

Certain Covenants

  Limitations on Incurrence of Debt. ProLogis will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of ProLogis and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (i) ProLogis' Total Assets (as defined below) as of the end of the calendar quarter covered in ProLogis' Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by ProLogis or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004).

  In addition to the foregoing limitation on the incurrence of Debt, ProLogis will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of ProLogis or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of ProLogis and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of ProLogis or any Subsidiary is greater than 40% of the sum of (i) ProLogis' Total Assets as of the end of the calendar quarter covered in ProLogis' Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by ProLogis or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004).

  In addition to the foregoing limitations on the incurrence of Debt, no Subsidiary may incur any unsecured Debt other than intercompany Debt subordinate to the Debt Securities; provided, however, that ProLogis or a Subsidiary may acquire an entity that becomes a Subsidiary that has unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by ProLogis or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by ProLogis or any Subsidiary) would otherwise be permitted under the Indenture (Section 1004).

  ProLogis and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of ProLogis and its Subsidiaries on a consolidated basis (Section 1004).

  In addition to the foregoing limitations on the incurrence of Debt, ProLogis will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by ProLogis and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by ProLogis and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by ProLogis or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004).

  Existence. Except as permitted under "--Merger, Consolidation or Sale," ProLogis will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that ProLogis shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

  Maintenance of Properties. ProLogis will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of ProLogis may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that ProLogis and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1006).

  Insurance. ProLogis will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1007).

  Payment of Taxes and Other Claims. ProLogis will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of ProLogis or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of ProLogis or any Subsidiary; provided, however, that ProLogis shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008).

  Provision of Financial Information. Whether or not ProLogis is subject to
Section 13 or 15(d) of the Exchange Act, ProLogis will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which ProLogis would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if ProLogis were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which ProLogis would have been required so to file such documents if ProLogis were so subject. ProLogis will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which ProLogis would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if ProLogis were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which ProLogis would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if ProLogis were subject to such Sections and (y) if filing such documents by ProLogis with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009).

Events of Default, Notice and Waiver

  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series which continues for 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of ProLogis contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of ProLogis or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against ProLogis or any of its Subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of ProLogis or any Significant Subsidiary or for all or substantially all of either of its property; and (h) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of ProLogis.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, unless the principal of all of the Outstanding Debt Securities of such series shall already have become due and payable, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal (or, if the Debt Securities of such series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms thereof) of, and the Make-Whole Amount, if any, on, all of the Debt Securities of such series to be due and payable immediately by written notice thereof to ProLogis (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) ProLogis shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof and the Make-Whole Amount, if any) or interest, with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section
502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

  The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

  The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any), interest on, and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof (Section 508).

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

  Within 120 days after the close of each fiscal year, ProLogis must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

Modification of the Indenture

  Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

  The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by ProLogis with certain covenants in the Indenture (Section 1012).

  Modifications and amendments of the Indenture may be made by ProLogis and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to ProLogis as obligor under the Indenture; (ii) to add to the covenants of ProLogis for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon ProLogis in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt

Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to close the Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, the Indenture under the TIA; or (xi) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

  The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the United States dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and (iv) Debt Securities owned by ProLogis or any other obligor upon the Debt Securities or any Affiliate of ProLogis or of such other obligor shall be disregarded (Section 101).

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by ProLogis or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the Holders of any or all series of Debt Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such specified percentage of Holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, such action shall become effective when such instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and (subject to Article Six of the Indenture) conclusive in favor of the Trustee and ProLogis, if made in the manner specified above (Section 1507).

Discharge, Defeasance and Covenant Defeasance

  ProLogis may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 1401).

  The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, ProLogis may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1009, inclusive, of the Indenture (being the restrictions described under "--Certain Covenants") and, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by ProLogis with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section
1404).

  Such a trust may only be established if, among other things, ProLogis has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

  Unless otherwise provided in the applicable Prospectus Supplement, if after ProLogis has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency (other than the ECU or other currency unit) both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars (Section 101).

  In the event ProLogis effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause
(g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable plus Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, ProLogis would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Registration and Transfer

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but ProLogis may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). ProLogis may at any time designate a transfer agent (in addition to the Trustee) with respect to any series of Debt Securities. If ProLogis has designated such a transfer agent or transfer agents, ProLogis may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that ProLogis will be required to maintain a transfer agent in each Place of Payment for such series (Section 1002).

  Neither ProLogis nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

Book-Entry Procedures

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement relating to such series. Global Securities, if any, are expected to be deposited with The Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, ProLogis anticipates that the following provisions will apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by ProLogis if such Debt Securities are offered and sold directly by ProLogis. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below or in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of ProLogis, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  ProLogis expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium, Make-Whole Amount or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. ProLogis also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

  If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by ProLogis within 90 days, ProLogis will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, ProLogis may, at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by ProLogis, of $1,000 and integral multiples thereof.

Certain Definitions

  "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

  "Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of ProLogis and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock.

  "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

  "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of ProLogis and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (a) interest on Debt of ProLogis and its Subsidiaries, (b) provision for taxes of ProLogis and its Subsidiaries based on income, (c) amortization of debt discount, (d) provisions for gains and losses on properties and property depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (f) amortization of deferred charges.

  "Debt" of ProLogis or any Subsidiary means any indebtedness of ProLogis or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by ProLogis or any Subsidiary,
(iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of ProLogis or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by ProLogis or any Subsidiary as lessee which is reflected on ProLogis' Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on ProLogis' Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by ProLogis or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than ProLogis or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by ProLogis or any Subsidiary whenever ProLogis or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
(ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the series of Debt Securities.

  "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, net, as reflected in the financial statements of ProLogis and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Encumbrance" means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by ProLogis or any Subsidiary securing indebtedness for borrowed money, other than a Permitted Encumbrance.

  "Permitted Encumbrances" means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.

  "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interest of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

  "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of ProLogis and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

  "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance and (ii) the value (determined in accordance with generally accepted accounting principles) of all other assets (other than accounts receivable and intangibles) of ProLogis and its Subsidiaries not subject to an Encumbrance.

  "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of ProLogis and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Unsecured Debt" means Debt of the types described in clauses (i), (iii) and
(iv) of the definition thereof which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of ProLogis or any Subsidiary.

No Personal Liability

  No past, present or future trustee, officer, employee or shareholder, as such, of ProLogis or any successor thereof shall have any liability for any obligations of ProLogis under the Debt Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of Debt Securities (Section 111).

Trustee

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Sections 101 and 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

                        DESCRIPTION OF PREFERRED SHARES

General

  Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board is authorized to issue, from the authorized but unissued shares of beneficial interest of ProLogis, Preferred Shares in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the Board or duly authorized committee thereof. At April 30, 1998, 5,400,000 Series A Preferred Shares were issued and outstanding and held of record by approximately 315 shareholders, 7,947,100 Series B Preferred Shares were issued and outstanding and held of record by approximately 29 shareholders, 2,000,000 Series C Preferred Shares were issued and outstanding and held of record by six shareholders and 10,000,000 Series D Preferred Shares were issued and outstanding and held of record by one shareholder.

  Reference is made to the Prospectus Supplement relating to the series of Preferred Shares offered thereby for the specific terms thereof, including:

    (1) The title and stated value of such series of Preferred Shares;

    (2) The number of shares of such series of Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to Preferred Shares of such series;

    (4) The date from which dividends on Preferred Shares of such series shall cumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for Preferred Shares of such series;

    (6) The provision for a sinking fund, if any, for Preferred Shares of such series;

    (7) The provision for redemption, if applicable, of Preferred Shares of such series;

    (8) Any listing of such series of Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which Preferred Shares of such series will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

    (10) Whether interests in Preferred Shares of such series will be represented by Global Securities;

    (11) Any other specific terms, preferences, rights, limitations or restrictions of such series of Preferred Shares;

    (12) A discussion of federal income tax considerations applicable to Preferred Shares of such series;

    (13) The relative ranking and preferences of Preferred Shares of such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ProLogis;

    (14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ProLogis; and

    (15) Any limitations on direct or beneficial ownership and restrictions on transfer of Preferred Shares of such series, in each case as may be appropriate to preserve the status of ProLogis as a REIT.

Rank

  Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares of each series will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ProLogis, rank (i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such series of Preferred Shares; (ii) on a parity with all equity securities issued by ProLogis the terms of which specifically provide that such equity securities rank on a parity with Preferred Shares of such series; and (iii) junior to all equity securities issued by ProLogis the terms of which specifically provide that such equity securities rank senior to Preferred Shares of such series.

Dividends

  Holders of Preferred Shares of each series shall be entitled to receive, when, as and if declared by the Board, out of assets of ProLogis legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of ProLogis on such record dates as shall be fixed by the Board.

  Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and ProLogis will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of ProLogis of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient of the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other capital shares of ProLogis ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such series) by ProLogis (except by conversion into or exchange for other capital shares of ProLogis ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

  If so provided in the applicable Prospectus Supplement, the Preferred Shares of a series will be subject to mandatory redemption or redemption at the option of ProLogis, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of Preferred Shares of such series that shall be redeemed by ProLogis in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such series of Preferred Shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of ProLogis, the terms of such series of Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, Preferred Shares of such series shall automatically and mandatorily be converted into shares of the applicable capital shares of ProLogis pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, ProLogis shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of ProLogis ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by ProLogis and such shares may be redeemed pro rata from the holders of record of Preferred Shares of such series in proportion to the number of Preferred Shares of such series held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by ProLogis.

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of ProLogis. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price;
(v) that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such Preferred Shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by ProLogis in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such Preferred Shares will terminate, except the right to receive the redemption price.

Liquidation Preference

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ProLogis, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of ProLogis ranking junior to such series of Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of ProLogis, the holders of each series of Preferred Shares shall be entitled to receive out of assets of ProLogis legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares of such series will have no right or claim to any of the remaining assets of ProLogis. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of ProLogis are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares of such series and the corresponding amounts payable on all shares of other classes or series of capital shares of ProLogis ranking on a parity with Preferred Shares of such series in the distribution of assets, then the holders of Preferred Shares of such series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares of such series, the remaining assets of ProLogis shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares of such series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of ProLogis with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of ProLogis, shall not be deemed to constitute a liquidation, dissolution or winding up of ProLogis.

Voting Rights

  Holders of the Preferred Shares of each series will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares.

  If six quarterly dividends (whether or not consecutive) payable on the Preferred Shares of such series or any other series of Preferred Shares ranking on a parity with such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Parity Shares") are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board will be increased by two, and the holders of Preferred Shares of such series, voting together as a class with the holders of any other series of Parity Shares (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional trustees to serve on the Board at any annual meeting of shareholders or a properly called special meeting of the holders of Preferred Shares of such series and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Preferred Shares of such series and such other Voting Preferred Shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights. For so long as Security Capital and certain of its affiliates beneficially own in excess of 10% of the outstanding Common Shares, in any such vote by holders of Preferred Shares of such series, Security Capital and certain of its affiliates shall vote their Preferred Shares of such series, if any, in the same respective percentages as the Preferred Shares of such series and Voting Preferred Shares that are not held by such persons.

  The approval of two-thirds of the outstanding Preferred Shares of such series and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares of such series or the Voting Preferred Shares; (ii) enter into a share exchange that affects the Preferred

Shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into ProLogis, unless in each such case each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Preferred Share of such series (except for changes that do not materially and adversely affect the holders of the Preferred Shares of such series); or (iii) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the Preferred Shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, ProLogis may create additional classes of Parity Shares and other series of Preferred Shares ranking junior to such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Shares of such series.

  Except as provided above and as required by law, the holders of Preferred Shares of each series will not be entitled to vote on any merger or consolidation involving ProLogis or a sale of all or substantially all of the assets of ProLogis.

Conversion Rights

  The terms and conditions, if any, upon which Preferred Shares of any series are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares of such series are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares of such series or ProLogis, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Preferred Shares of such series.

Restrictions on Ownership

  As discussed below under "Description of Common Shares--Restriction on Size of Holdings," for ProLogis to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the Articles Supplementary for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares (the "Preferred Shares Ownership Limit Provision"). Except as otherwise described in the applicable Prospectus Supplement relating thereto, the provisions of each Articles Supplementary relating to the Preferred Shares Ownership Limit will provide (as in the case of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares) as summarized below.

  The Preferred Shares Ownership Limit Provision will provide that, subject to certain exceptions contained in such Articles Supplementary, no person, or persons acting as a group, may beneficially own more than 25% of any series of Preferred Shares outstanding at any time, except as a result of ProLogis' redemption of Preferred Shares. Shares acquired in excess of the Preferred Shares Ownership Limit Provision must be redeemed by ProLogis at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person's ownership exceeds the limitations due solely to ProLogis' redemption of Preferred Shares; provided that thereafter any additional Preferred Shares acquired by such person shall be Excess Shares (as hereinafter defined). See "Description of Common Shares--Restriction on Size of Holdings". From and after the date of notice of such redemption, the holder of the Preferred Shares thus redeemed shall cease to be entitled to any distribution (other than distributions declared prior to the date of notice of redemption), voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The Preferred Shares Ownership Limit Provision may not be waived with respect to certain affiliates of ProLogis.

  All certificates representing shares of Preferred Shares will bear a legend referring to the restrictions described above.

                         DESCRIPTION OF COMMON SHARES

General

  The Declaration of Trust authorizes ProLogis to issue up to 180,000,000 Shares of Beneficial Interest, par value $0.01 per share, consisting of Common Shares, Preferred Shares and such other types or classes of shares of beneficial interest as the Board may create and authorize from time to time. At April 30, 1998, approximately 122,907,744 Common Shares were issued and outstanding and held of record by approximately 1,195 shareholders.

  The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings or upon conversion of Preferred Shares which are offered pursuant to such Prospectus Supplement and convertible into Common Shares for no additional consideration. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and ProLogis' Bylaws.

  The outstanding Common Shares are fully paid and, except as set forth below under "--Shareholder Liability," non-assessable. Each Common Share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of ProLogis. In the event of a liquidation, dissolution or winding up of the affairs of ProLogis, the holders of the Common Shares are entitled to share ratably in the assets of ProLogis remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, and subject to the rights of holders of other series of Preferred Shares, if any. The right of holders of the Common Shares are subject to the rights and preferences established by the Board for the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares and any other series of Preferred Shares which may subsequently be issued by ProLogis. See "Description of Preferred Shares".

Purchase Rights

  On December 7, 1993, the Board declared a dividend of one preferred share purchase right (a "Purchase Right") for each Common Share outstanding, payable to holders of Common Shares of record at the close of business on December 31, 1993. The holders of any additional Common Shares issued after such date and before the redemption or expiration of the Purchase Rights are also entitled to receive one Purchase Right for each such additional Common Share. Each Purchase Right entitles the holder under certain circumstances to purchase from ProLogis one one-hundredth of a share of Series A Junior Participating Preferred Shares, par value $0.01 per share (the "Participating Preferred Shares") at a price of $40.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons (other than Security Capital) acquires 20% or more of the outstanding Common Shares or announces a tender offer or exchange offer for 25% or more of the outstanding Common Shares. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of Common Shares having a market value of twice the Purchase Right's exercise price. The acquisition of ProLogis pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than Security Capital) would not be exercisable. The Purchase Rights will expire on December 7, 2003 and are subject to redemption in whole, but not in part, at a price of $0.01 per Purchase Right payable in cash, shares of ProLogis or any other form of consideration determined by the Board.

Transfer Agent

  The transfer agent and registrar for the Common Shares is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021. The Common Shares are listed on the NYSE under the symbol "PLD".

Restriction on Size of Holdings

  The Declaration of Trust restricts beneficial ownership of ProLogis' outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving ProLogis' REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For ProLogis to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the Board in protecting and preserving ProLogis' REIT status for tax purposes. This restriction does not apply to Security Capital, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule.

  Shares of beneficial interest owned by a person or group of persons in excess of 9.8% (other than Security Capital and 30% in the case of certain shareholders who acquired shares prior to ProLogis' initial public offering) of the outstanding shares of beneficial interest ("Excess Shares") are subject to redemption by ProLogis, at its option, upon 30 days' notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. ProLogis may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation of ProLogis. ProLogis may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of Excess Shares. Shareholders of ProLogis are required to disclose, upon demand of the Board, such information with respect to their direct and indirect ownership of shares of ProLogis as the Board deems necessary to comply with the provisions of the Code pertaining to qualification, for tax purposes, of REITs, or to comply with the requirements of any other appropriate taxing authority.

  The 9.8% restriction does not apply to acquisitions by an underwriter in a public offering and sale of shares of beneficial interest of ProLogis or to any transaction involving the issuance of shares of beneficial interest in which a majority of the Board determines that the eligibility of ProLogis to qualify as a REIT for federal income tax purposes will not be jeopardized or the disqualification of ProLogis as a REIT is advantageous to the shareholders. Security Capital's ownership of shares is attributed for tax purposes to its shareholders. The Board has exempted Security Capital from this restriction and has permitted certain other shareholders who acquired shares prior to ProLogis' initial public offering to acquire up to 30% of the outstanding shares of beneficial interest.

Trustee Liability

  The Declaration of Trust provides that Trustees shall not be individually liable for any obligation or liability incurred by or on behalf of ProLogis or by Trustees for the benefit and on behalf of ProLogis. Under the Declaration of Trust and Maryland law governing REITs, Trustees are not liable to ProLogis or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of his duties.

Shareholder Liability

  Both Maryland statutory law governing REITs organized under the laws of that state and the Declaration of Trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ProLogis or the Board. The Declaration of Trust further provides that ProLogis shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that ProLogis shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence and provided that such shareholder gives ProLogis prompt notice of any such claim or liability and permits ProLogis to conduct the defense thereof. In addition, ProLogis is required to, and as a matter of practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of ProLogis. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by ProLogis. Inasmuch as ProLogis carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which ProLogis' assets plus its insurance coverage would be insufficient to satisfy the claims against ProLogis and its shareholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

  ProLogis intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the Offered Securities is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Offered Securities.

  Based upon certain representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to ProLogis, ProLogis has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1993, and its proposed method of operation described in this Prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

  This opinion is based on certain assumptions relating to the organization and operation of ProLogis Limited Partnership--I, ProLogis Limited Partnership--II, ProLogis Limited Partnership--III and ProLogis Limited Partnership--IV (the "Partnerships") and of any other partnerships in which ProLogis will hold an interest, and is conditioned upon certain representations made by ProLogis as to certain factual matters relating to ProLogis' organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. ProLogis' qualification and taxation as a REIT will depend upon ProLogis' ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.

  In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporations.

  If ProLogis fails to qualify as a REIT in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

  ProLogis elected REIT status effective beginning with its taxable year ended December 31, 1993 and the Board believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a REIT in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis' operating results.

  The following summary is based on the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

Taxation of ProLogis

 General

  In any year in which ProLogis qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. ProLogis may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

  Notwithstanding its qualification as a REIT, ProLogis may also be subject to taxation in certain other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect ProLogis' profitability. ProLogis will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if ProLogis has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if ProLogis should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than capital gains the Company elects to retain and pay tax on as described below) and (iii) any undistributed taxable income from prior years, ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 (the "1997 Act") permits a REIT, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis. ProLogis may also be subject to the corporate "alternative minimum tax," as well as tax in certain situations and on certain transactions not presently contemplated. ProLogis will use the calendar year both for federal income tax purposes and for financial reporting purposes.

  In order to qualify as a REIT, ProLogis must meet, among others, the following requirements:

 Share Ownership Test

  ProLogis' shares of stock must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the stock of ProLogis may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. Under the 1997 Act, for taxable years beginning after August 5, 1997, if ProLogis complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then ProLogis will be treated as meeting such requirement.

  In order to ensure compliance with the 50% test ProLogis has placed certain restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under United States Treasury Department ("Treasury") regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares of stock. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis' records. A shareholder failing or refusing to comply with ProLogis' written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of ProLogis' stock and certain other information. In addition, ProLogis' Charter provides restrictions regarding the transfer of shares of its stock that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. See "Description of Common Shares--Restriction on Size of Holdings." ProLogis intends to enforce the 9.8% limitation on ownership of shares of its stock to assure that its qualification as a REIT will not be compromised.

 Asset Tests

  At the close of each quarter of ProLogis' taxable year, ProLogis must satisfy certain tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of ProLogis' total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of ProLogis' assets generally may be invested without restriction, securities in this class may not exceed either (i) in the case of securities of any non-government issuer, 5% of the value of ProLogis' total assets or (ii) 10% of the outstanding voting securities of any one issuer.

 Gross Income Tests

  There are currently two separate percentage tests relating to the sources of ProLogis' gross income which must be satisfied for each taxable year. Prior to taxable years beginning August 5, 1997, there were three seperate percentage tests relating to the sources of ProLogis' gross income which must have been satisfied for each prior taxable year. For purposes of these tests, where ProLogis invests in a partnership, ProLogis will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of ProLogis as it has in the hands of the partnership. The three tests are as follows:

  1. The 75% Test. At least 75% of ProLogis' gross income for the taxable year must be "qualifying income." Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis' trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

  Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such resident. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom ProLogis derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by ProLogis are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience". For taxable years beginning after August 5, 1997, a REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

  2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis' gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends (other than on REIT shares) and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

  For purposes of determining whether ProLogis complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property) unless such property is held by ProLogis for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of ProLogis--General".

  Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) ProLogis' failure to comply was due to reasonable cause and not to willful neglect; (ii) ProLogis reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

  3. The 30% Test. For taxable years beginning prior to August 5, 1997, ProLogis must have derived less than 30% of its gross income for each taxable year from the sale or other disposition of: (i) real property held for less than four years (other than foreclosure property and involuntary conversions);
(ii) stock or securities held for less than one year; and (iii) property in a prohibited transaction. The 30% gross income test has been repealed by the 1997 Act for taxable years beginning after August 5, 1997.

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

 Annual Distribution Requirements

  In order to qualify as a REIT, ProLogis is required to make distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (i) the sum of (a) 95% of ProLogis' REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. For taxable years beginning after August 5, 1997, the 1997 Act (i) expands the class of non-cash income that is excluded from the distribution requirement to include income from the cancellation of indebtedness and (ii) extends the treatment of original issue discount ("OID") (over cash and the fair market value of property received on the instrument) as such non-cash income to OID instruments generally and for REITs, like ProLogis, that use an accrual method of accounting. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, the 1997 Act permits a REIT, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis.

  ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis' REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, ProLogis will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

  If ProLogis fails to meet the 95% distribution requirement as a result of an adjustment to ProLogis' tax return by the Internal Revenue Service (the "IRS"), ProLogis may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

 Tax Aspects of ProLogis' Investments in the Partnerships

  A significant portion of ProLogis' investments are through the Partnerships. ProLogis will include its proportionate share of (i) each Partnership's income, gains, losses, deductions and credits for purposes of the various REIT gross income tests and in its computation of its REIT taxable income and (ii) the assets held by each Partnership for purposes of the REIT asset tests.

  ProLogis' interest in the Partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of the Partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes. If a Partnership were to be treated as an association, such Partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of ProLogis' assets and items of gross income would change, which may preclude ProLogis from satisfying the REIT asset tests and may preclude ProLogis from satisfying the REIT gross income tests (see "--Failure to Qualify" below, for a discussion of the effect of ProLogis' failure to meet such tests). Based on certain representations of ProLogis, in the opinion of Mayer, Brown, & Platt, under existing federal income tax law and regulations, the Partnerships will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the IRS.

 Failure to Qualify

  If ProLogis fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, ProLogis will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a REIT will not be deductible by ProLogis, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of ProLogis' Shareholders

 Taxation of Taxable Domestic Shareholders

  As long as ProLogis qualifies as a REIT, distributions made to ProLogis' taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions (and for tax years beginning after August 5, 1997, undistributed amounts) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed ProLogis' actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the Shares are held as a capital asset). In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to ProLogis shareholders.

  In general, any loss upon a sale or exchange of Shares by a shareholder who has held such Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains.

  The Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Act"), which was recently passed by Congress and signed into law by the President, alters the holding period for capital gain income for individuals (and for certain trusts and estates). Pursuant to the 1997 Act, gain from the sale or exchange of Shares held for more than 18 months was taxed at a maximum capital gain rate of 20%. Gain from the sale or exchange of Shares held for more than one year, but not more than 18 months was taxed at a maximum capital gain rate of 28%. The 1997 Act also provided a maximum rate of 25% for "unrecaptured section 1250 gain" recognized on the sale or exchange of certain real estate assets held for more than 18 months. Pursuant to the 1998 Act, property held for more than one year (rather than for more than 18 months) will be eligible for the 20% and 25% capital gains rates discussed above. The 1998 Act applies to amounts taken into account on or after January 1, 1998. On November 10, 1997, the IRS issued Notice 97-64, which provides generally that the Company may classify portions of its designated capital gain dividends and deemed distributions of retained capital gains as (i) a 20% rate gain distribution (which would be taxed as capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as capital gain in the 25% group), or
(iii) a 28% rate gain distribution (which would be taxed as capital gain in the 28% group). If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate capital gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if it were an individual whose ordinary income was subject to a marginal tax rate of at least 28%. Notice 97-64 has not yet been modified to incorporate the changes made to holding period requirements under the 1998 Act.

  Shareholders of ProLogis should consult their tax advisor with regard to (i) the application of the changes made by the 1997 Act and 1998 Act with respect to taxation of capital gains and capital gain dividends and (ii) to state, local and foreign taxes on capital gains.

 Backup Withholding

  ProLogis will report to its domestic shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.

 Taxation of Tax-Exempt Shareholders

  The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon the ruling, the analysis therein and the statutory framework of the Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code, and that the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

  However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

 Taxation of Foreign Shareholders

  ProLogis will qualify as a "domestically-controlled REIT" so long as less than 50% in value of its Shares is held by foreign persons (i.e., nonresident aliens and foreign corporations, partnerships, trust and estates). It is currently anticipated that ProLogis will qualify as a domestically controlled REIT. Under these circumstances, gain from the sale of the Shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

  Distributions of cash generated by ProLogis' real estate operations (but not by its sale or exchange of such properties) that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless (i) an applicable tax treaty reduces that tax and the foreign shareholder files with ProLogis the required form evidencing such lower rate or (ii) the foreign shareholder files an IRS Form 4224 with ProLogis claiming that the distribution is "effectively connected" income. Recently promulgated Treasury Regulations revise in certain respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1999.

  Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. ProLogis is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder's FIRPTA tax liability.

  The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

Other Tax Considerations

 ProLogis Development Services Incorporated and ProLogis Logistics Services Incorporated

  ProLogis Development Services Incorporated and ProLogis Logistics Services Incorporated will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. ProLogis Development Services Incorporated and ProLogis Logistics Services Incorporated will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that ProLogis Development Services Incorporated or ProLogis Logistics Services Incorporated is required to pay Federal, state or local taxes, the cash available for distribution by either company to its shareholders will be reduced accordingly.

 Tax on Built-in Gain

  Pursuant to Notice 88-19. 1988-1 C.B. 486, a C corporation that elects to be taxed as a REIT has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a REIT and immediately liquidated unless the REIT elects to be taxed under rules similar to the rules of Section 1374 of the Code.

  Since ProLogis has made this election, if during the 10-year period beginning on the first day of the first taxable year for which ProLogis qualifies as a REIT (the "Recognition Period"), ProLogis recognizes gain on the disposition of any asset held by ProLogis as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) ProLogis' adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate. Because ProLogis acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the Recognition Period, it is not anticipated that ProLogis will pay a substantial corporate level tax on its Built-in Gain.

 Possible Legislative or Other Actions Affecting Tax Consequences

  Prospective shareholders should recognize that the present federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in ProLogis.

 State and Local Taxes

  ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.

 Foreign Taxes

  Frigoscandia SA, a Luxembourg corporation, and its subsidiaries and affiliates, may be subject to taxation in various foreign jurisdictions. Frigoscandia SA will pay any such foreign taxes prior to payment of any dividends. Frigoscandia SA will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that Frigoscandia SA is required to pay foreign taxes, the cash available for distribution to its shareholders will be reduced accordingly.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALES OF COMMON SHARES, PREFERRED SHARES OR DEBT SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                             PLAN OF DISTRIBUTION

  ProLogis may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with ProLogis. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to ProLogis' shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying Offered Securities are not subscribed for, ProLogis may sell such unsubscribed Offered Securities to third parties directly or through agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, ProLogis may concurrently offer additional Offered Securities to third parties directly or through agents, which agents may be affiliated with ProLogis. Any underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market price). ProLogis also may, from time to time, authorize underwriters acting as ProLogis' agents to offer and sell the Offered Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from ProLogis in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.


  Any underwriting compensation paid by ProLogis to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with ProLogis, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

  If so indicated in the applicable Prospectus Supplement, ProLogis will authorize dealers acting as ProLogis' agents to solicit offers by certain institutions to purchase Offered Securities from ProLogis at the public offering price set forth in such Prospectus Supplement pursuant to Delayed
Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered
Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement.
Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of ProLogis. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, ProLogis shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for ProLogis and its subsidiaries in the ordinary course of business.

                                    EXPERTS

  The financial statements and related schedules of ProLogis incorporated by reference herein and in the Registration Statement to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and have been incorporated by reference herein and in the Registration Statement in reliance upon the authority of that firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

  The validity of the Offered Securities will be passed upon for ProLogis by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing ProLogis and certain of its affiliates, including Security Capital.

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

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS

                             Prospectus Supplement

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
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                                                                            ----
ProLogis Trust............................................................   S-2
Ratios of Earnings and Funds from Operations to Fixed Charges.............   S-3
Use of Proceeds...........................................................   S-3
Capitalization............................................................   S-4
Selected Financial Information............................................   S-5
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   S-8
Business..................................................................  S-16
Description of Notes......................................................  S-23
Underwriting..............................................................  S-27
Validity of Notes.........................................................  S-28

                                  Prospectus

Available Information.....................................................     2
Incorporation by Reference................................................     2
ProLogis Trust............................................................     3
Use of Proceeds...........................................................     4
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends.     4
Description of Debt Securities............................................     4
Description of Preferred Shares...........................................    18
Description of Common Shares..............................................    24
Federal Income Tax Considerations.........................................    26
Plan of Distribution......................................................    34
Experts...................................................................    35
Legal Matters.............................................................    35

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                                 $400,000,000

                                ProLogis Trust

                               $        % Notes
                             due           ,

                               $        % Notes
                             due           ,

                                  -----------

                                  -----------

                             Goldman, Sachs & Co.

                               J.P. Morgan & Co.

                             Chase Securities Inc.
                              Merrill Lynch & Co.
                     NationsBanc Montgomery Securities LLC


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